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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Tuesday Morning Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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October 7, 2019

Dear Fellow Stockholder:

        We are pleased to invite you to attend our 2019 Annual Meeting on November 20, 2019, at 8:30 a.m. (central time) to be held at the Tuesday Morning Corporate Office, 6250 Lyndon B. Johnson Freeway, Dallas, Texas 75240.

        Several years ago, we began a transformation of our Company in order to regain our position as a leader in off-price retail. We have executed on a number of critical steps under our business turnaround strategy, primarily focused on driving profitable sales through merchandising and marketing initiatives and operating efficiencies in the supply chain and overall across our business model. In addition, capital allocation and balance sheet management have been priorities with an emphasis on repositioning our real estate portfolio, working capital management and inventory turns.

        Fiscal 2019 was an important year for Tuesday Morning. We delivered significant improvement in our operating performance. We increased sales slightly despite significantly reducing our traditional ad events and operating 12 fewer stores. We also made solid progress against our key initiatives including driving improvements in our supply chain, increasing marketing efficiencies and renegotiating our leases. On the merchandising front, we have continued to reorganize our buying organization, adding talent and resources focused on executing our off-price model. We also announced our plan to retrofit our existing, owned Dallas-based distribution center.

        Attached is our Notice of Annual Meeting. We have chosen to furnish our proxy statement and annual report to our stockholders over the internet, electronically by email for stockholders who have previously consented to electronic delivery or who have requested to receive the proxy materials by email or, upon request, in printed form by mail. Our proxy statement will instruct you how to vote your shares. Your vote is important. Thank you for your investment in Tuesday Morning.

Sincerely,

Terry Burman	Steven Becker
Chairman of the Board	Chief Executive Officer and President

TUESDAY MORNING CORPORATION
6250 LBJ Freeway
Dallas, Texas 75240

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 20, 2019

        The 2019 Annual Meeting of Stockholders (the "Annual Meeting") of Tuesday Morning Corporation (the "Company") will be held at Tuesday Morning Corporation's Headquarters, 6250 LBJ Freeway, Dallas, Texas 75240, on November 20, 2019 at 8:30 a.m., central time. For directions to the Annual Meeting, please write to our Corporate Secretary at Tuesday Morning Corporation, 6250 LBJ Freeway, Dallas, Texas 75240. At the Annual Meeting, the Company will ask the stockholders to:

  1.
  elect eight directors to the Board of Directors;

  2.
  approve, on an advisory basis, the Company's executive compensation;

  3.
  ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2020; and

  4.
  transact any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

        This Notice of Annual Meeting, the Proxy Statement for the Annual Meeting and our Annual Report for fiscal 2019 are being made available to our stockholders on or about October 7, 2019 on the internet, electronically by email for stockholders who have previously consented to electronic delivery or who have requested to receive the proxy materials by email or, upon request, in printed form by mail.

        Only stockholders of record at the close of business on September 30, 2019 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. If you are the beneficial owner of shares of our common stock held in "street name," you will receive voting instructions from your broker, bank or other nominee (the stockholder of record), which will provide you with details as to how to vote these shares. Additionally, you may vote these shares in person at the Annual Meeting if you have requested and received a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the Annual Meeting, and you complete the legal proxy and present it to us at the Annual Meeting. Stockholders of record may vote over the internet, by telephone, by mail if you received a printed set of proxy materials or in person at the Annual Meeting.

        Under applicable rules, if you hold your shares in street name, brokers, banks or other nominees will not have discretion to vote these shares on the election of directors and the advisory vote on executive compensation. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome of these proposals at the Annual Meeting. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on these matters.

        Thank you for your continued support of and interest in Tuesday Morning Corporation.

By Order of the Board of Directors,

Bridgett C. Zeterberg Secretary

Dallas, Texas
October 7, 2019

YOUR VOTE IS IMPORTANT

        Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

TUESDAY MORNING CORPORATION
6250 LBJ Freeway
Dallas, Texas 75240

PROXY STATEMENT
for the
ANNUAL MEETING OF STOCKHOLDERS
to be held on
Wednesday, November 20, 2019

        This Proxy Statement and the related proxy materials are being furnished to stockholders of Tuesday Morning Corporation, a Delaware corporation, on or about October 7, 2019, on the internet, electronically by email for stockholders who have previously consented to electronic delivery or who have requested to receive our proxy materials by email, or, upon request, in printed form by mail. The Board of Directors of the Company (the "Board of Directors" or the "Board") is soliciting your proxy for use at the Annual Meeting of Stockholders to be held on November 20, 2019, at 8:30 a.m., central time, at our corporate headquarters located at 6250 LBJ Freeway, Dallas, Texas 75240, and at any and all adjournments or postponements thereof (the "Annual Meeting"). For directions to the Annual Meeting, please write to our Corporate Secretary at Tuesday Morning Corporation, 6250 LBJ Freeway, Dallas, Texas 75240. At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders and described in more detail in this Proxy Statement.

        As used in this Proxy Statement, the terms "Tuesday Morning," "Company," "we," "us," and "our" refer to Tuesday Morning Corporation.

Important Notice Regarding Internet Availability

        In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), we may furnish proxy materials, including this Proxy Statement and the Company's 2019 Annual Report to Stockholders, by providing access to these documents on the internet instead of mailing a printed copy of our proxy materials to our stockholders. Based on this practice, most of our stockholders receive a Notice of Internet Availability of Proxy Materials (the "Notice"), which provides instructions for accessing our proxy materials on a website referred to in the Notice and for requesting to receive printed copies of the proxy materials by mail or electronically by email.

        If you would like to receive a paper or email copy of our proxy materials for our Annual Meeting or for all future meetings, please follow the instructions for requesting such materials included in the Notice. Please note that if you previously requested or consented to delivery of our proxy materials by mail or electronically via email, you did not receive the separate Notice. Instead, we sent you a full set of our proxy materials, which includes instructions for voting on the proposals described in this Proxy Statement. We believe the delivery options that we have chosen allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of such materials and reducing the environmental impact of printing and mailing paper copies.

 PROXY STATEMENT SUMMARY

        This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

Time and Date:	8:30 a.m., central time, on Wednesday, November 20, 2019
Place:	Tuesday Morning Corporation 6250 LBJ Freeway Dallas, Texas 75240
Record Date:	September 30, 2019
Voting:	Only stockholders of record at the close of business on September 30, 2019 are entitled to notice of, and to vote at, the Annual Meeting.
How to Vote:
If you are a stockholder of record, you may vote over the internet, by telephone, by mail if you received a printed set of proxy materials or in person at the Annual Meeting. If you are a beneficial owner of shares of our common stock held in "street name," you may vote in accordance with the instructions you receive from your broker, bank or other nominee (the stockholder of record).
Attending the Annual Meeting:
All stockholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in "street name" through a broker, bank or other nominee, you will need to bring either (i) a legal proxy from your broker, bank or other nominee (the stockholder of record) or (ii) a recent brokerage statement reflecting your stock ownership and a validly government issued ID, and check in at the registration desk at the Annual Meeting.

Annual Meeting Agenda and Voting Recommendations

Proposal		Board's Voting Recommendation	Page
No. 1.	Election of Directors	"FOR" each director nominee	11
The Company is asking stockholders to elect eight director nominees to the Board. The Board believes that the nominees possess the necessary experience, qualifications, attributes and skills to serve as directors.
No. 2.	Advisory Vote on Executive Compensation	"FOR"	15
The Company is asking stockholders to approve, on an advisory basis, the compensation for the named executive officers disclosed in these proxy materials.
No. 3.	Ratification of Selection of Independent Registered Public Accounting Firm	"FOR"	16
The Company and the Audit Committee are asking stockholders to ratify the engagement of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2020.

Board Nominees

        The following table provides summary information about each director nominee.

Name	Age	Director Since	Principal Occupation	Committee Memberships
Terry Burman(1)	73	2013	Retired Chief Executive Officer of Signet Jewelers Limited	Nominating and Governance (Chair)
Steven R. Becker	52	2012	Chief Executive Officer of Tuesday Morning Corporation	N/A
James T. Corcoran(2)	36	2017	Partner AREX Investment Partners, LP	Audit, Nominating and Governance
Barry S. Gluck(2)	67	2017	Off-Price Retail Consultant and retired Executive Vice President of Merchandising, Marketing, and Store Planning and Allocation of Ross Stores Inc.	Compensation, Nominating and Governance
Frank M. Hamlin(2)	51	2014	Executive Vice President, Chief Customer Officer of GameStop Corporation	Audit, Compensation
Reuben E. Slone(2)	56	2019	Executive Vice President, Supply Chain of Advance Auto Parts, Inc.	Audit
Sherry M. Smith(2)	58	2014	Former Chief Financial Officer and Executive Vice President of SUPERVALU, Inc.	Compensation (Chair)
Richard S Willis(2)	59	2012	Chief Executive Officer and President of Pharmaca Integrative Pharmacies	Audit (Chair), Nominating and Governance

(1)
Independent Chairman of the Board

(2)
Independent Director

Corporate Governance Highlights

  •
  During the fiscal year ended June 30, 2019, all directors (other than Mr. Becker) were independent and met regularly in executive session.

  •
  The roles of Chief Executive Officer and Chairman of the Board are separate.

  •
  Only independent directors are Committee members.

  •
  All directors are elected annually.

  •
  The Board has a robust director nominee selection process.

  •
  The Board has stock ownership guidelines for directors and executive officers.

  •
  The Company has anti-hedging and anti-pledging policies.

  •
  The Company has a robust clawback policy.

  •
  Board, Committee and director performance evaluations are performed annually.

  •
  The Board and Committees are responsible for risk oversight.

  •
  All of our directors attended at least 75% of the meetings of the Board and Committees on which they served during the 2019 fiscal year.

  •
  All sitting directors, other than Mr. Slone who joined the Board in June 2019, and Ms. Smith, attended the Company's 2018 Annual Meeting of Stockholders.

Financial Review

        For fiscal 2019, net sales slightly exceeded $1.0 billion, consistent with fiscal 2018 net sales of $1.0 billion. Comparable store sales (stores open at least five quarters, including stores relocated in the same market and renovated stores) increased 0.4%. The increase in comparable store sales was comprised of an increase in customer transactions of 0.9% and was partially offset by a decrease in average ticket of 0.5%. Sales at the 12 stores relocated during the past 12 months increased approximately 49% on average for fiscal 2019 as compared to last year and contributed approximately 160 basis points of comparable store sales growth.

  •
  Cost of sales, as a percentage of net sales, for fiscal 2019 was 65.0%, compared to 66.1% for fiscal 2018.

  •
  Selling, general and administrative expenses (SG&A) increased $0.9 million to $362.8 million from $361.9 million for fiscal 2019.

  •
  Our operating loss for fiscal 2019 was $10.5 million compared to an operating loss of $21.0 million for fiscal 2018. Our net loss for fiscal 2019 was $12.4 million, or diluted net loss per share of $0.28, compared to a net loss for fiscal 2018 of $21.9 million, or diluted net loss per share of $0.50.

  •
  EBITDA, a non-GAAP measure, was $16.4 million for fiscal 2019, compared to $5.6 million for fiscal 2018. Adjusted EBITDA, a non-GAAP measure, was $20.0 million for fiscal 2019 compared to $9.6 million for fiscal 2018. A reconciliation of EBITDA and Adjusted EBITDA to net income, the most comparable GAAP financial measure, is included under the heading "Non-GAAP Financial Measures" on pages 22 and 23 of the Company's Annual Report on Form 10-K for the year ended June 30, 2019.

  •
  Inventory levels at June 30, 2019 increased $3.5 million to $237.9 million from $234.4 million at June 30, 2018. Inventory turnover for the trailing five quarters as of June 30, 2019 was 2.7 turns, compared to the trailing five quarter turnover as of June 30, 2018 of 2.8 turns.

  •
  Outstanding borrowings, net of cash and cash equivalents, improved as compared to the prior year. Cash and cash equivalents at June 30, 2019 increased $1.9 million to $11.4 million from $9.5 million at June 30, 2018. We had borrowings of $34.7 million under our revolving credit facility as of June 30, 2019, and borrowings of $38.5 million at June 30, 2018.

        During the fiscal year, we benchmarked our progress against our top priorities, which are regularly discussed at executive team meetings and are included in both job performance and compensation objectives. Many factors contributed to the positive tone of the business, including the following:

  •
  After successfully repositioning a significant portion of our store portfolio including opening, relocating and expanding approximately 285 stores over the last 5 years, as well as the closure of many of our least productive locations, we have now pivoted our real estate strategy and made substantial headway in our rent renegotiation program;

  •
  Our supply chain ran smoothly and efficiently with improved costs, handling 7% more units with lower cost per piece and lower overall costs. We introduced DC bypass and domestic consolidation to further improve distribution, freight and transportation efficiencies, and also completed the groundwork to begin the next phase of our supply chain repositioning;

  •
  We increased the effectiveness of our marketing dollars. We completed a three-year reduction of our traditional advertising events which contributed to a meaningful increase in gross margins and shifted advertising dollars to more efficient digital channels while growing our brand impressions by 100%;

  •
  We improved our markdown management which helped drive our gross margin improvement;

  •
  Late in Fiscal 2019 we enhanced our merchant organization with the addition of a number of experienced off-price merchants. The team is focused on delivering great products at compelling value. Additionally, the product sourcing environment continues to be favorable. All of these elements combined to provide broad based strength in our assortment; and

  •
  We worked closely with our field operations team to enhance our store presentation as well as improve other operational metrics.

Executive Compensation Highlights

        Our executive compensation philosophy is to pay for the creation of long-term value for our stockholders. Accordingly, our program is designed to reward performance linked to the creation of stockholder value and to support executive recruitment, engagement and retention. A significant portion of the executives' total direct compensation is based on the Company's performance and improving stockholder value. This philosophy is reflected in the design of both our short-term cash incentive program and our long-term equity incentive program. We believe that performance-based and equity compensation better align the interests of executives and stockholders.

        Our strong pay-for-performance philosophy is evidenced by the mixed performance-based pay results for our executives based on actual fiscal 2019 performance. Operating income financial performance over the 12-month measurement period exceeded expectations for the plan year resulting in an annual incentive payout. This is attributed to an extraordinary focus on gross margin improvement and expense control as well as a modest increase in top line sales. However, the comparable sales growth metric was not achieved resulting in no payout for that component of the annual incentive plan. The first 36-month performance cycle of the LTI plan that began on July 1, 2016 and concluded on June 30, 2019 produced below threshold financial results; therefore, those awards were canceled. The Compensation Committee continued to grant long-term incentive awards of flat share amounts equal to the same number of shares awarded in fiscal 2017 and fiscal 2018 rather than returning to market-based dollar value grants of long-term incentive equity.

        Some of the compensation "best practices" we employ in furtherance of our philosophy include:

Compensation Governance—What We Do & What We Don't Do
✓	What We Do	✗ What We Don't Do

✓	Annual "Say on Pay" vote	✗ No discretionary bonuses paid to permanent NEOs when performance results are below threshold performance

✓	Pay for performance culture, emphasis on performance-based compensation	✗ No tax gross-up upon change-in-control

✓	Meaningful executive ownership guidelines that create a line of sight between stockholders and executive officers	✗ No repricing of stock options and no liberal share recycling

✓	Executive equity retention/holding requirements, clawback policy	✗ No across-the-board pay increases

✓	Manage compensation risk by using a variety of financial metrics in pay programs and capping payouts	✗ No formal non-qualified benefits or perquisite programs

✓	Regular review of share utilization	✗ No hedging or pledging of stock

✓	Use of independent compensation consultant	✗ No pension or executive SERP

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
AND VOTING PROCEDURES

Who Can Vote?

        The record date for the Annual Meeting was September 30, 2019 (the "Record Date"). Only holders of record of shares of our common stock, par value $0.01 per share (the "Common Stock"), at the close of business on such date are entitled to notice of, and to vote at, the Annual Meeting. Holders of record of Common Stock are entitled to one vote per share on the matters to be considered at the Annual Meeting. At the close of business on the Record Date, 47,641,255 shares of Common Stock were issued and outstanding and the holders thereof are entitled to vote at the Annual Meeting.

What Constitutes a Quorum?

        In order for any business to be conducted at the Annual Meeting, the holders of at least a majority of the shares of our Common Stock entitled to vote at the Annual Meeting must be represented at the Annual Meeting, either in person or by proxy. Proxies received but marked as abstentions and broker non-votes (which are described below) will be considered present at the Annual Meeting for purposes of determining a quorum at the Annual Meeting. Although it is not expected, if holders of less than a majority of the shares of our Common Stock are present or represented by proxy at the Annual Meeting, we may adjourn and reschedule the Annual Meeting, without notice other than an announcement at the Annual Meeting, until a quorum is present or represented.

How Do I Vote My Shares?

        If you are a stockholder of record, you cannot vote your shares of Common Stock unless you are present at the Annual Meeting or you have previously given your proxy. Written ballots will be provided to anyone who wants to vote in person at the Annual Meeting and is entitled to do so. You can vote by proxy in one of three convenient ways:

  •
  by mail—if you received a printed set of proxy materials, you can vote by completing, signing, dating and returning the separate proxy card in the postage-paid, self-addressed envelope;

  •
  over the internet—by visiting the website provided in the Notice or provided in the separate proxy card if you received a printed set of proxy materials, and following the instructions provided; or

  •
  by telephone—by calling the toll-free number provided in the Notice or provided in the separate proxy card if you received a printed set of proxy materials, and following the instructions provided.

        Stockholders of record may vote their shares by telephone or over the internet 24-hours a day, seven days a week. Telephone and internet votes must be received by 11:59 p.m. Eastern time on November 19, 2019 and votes by mail must be received on or before the Annual Meeting.

        If your shares of Common Stock are held in "street name" by a broker, bank or other nominee, you should have received different voting instructions from your broker, bank or other nominee as to how to vote such shares. These instructions should indicate if internet or telephone voting is available and, if so, provide details regarding how to use those systems to vote your shares. Additionally, you may vote these shares in person at the Annual Meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote these shares in person at the Annual Meeting.

What Is the Recommendation of the Board of Directors?

        The Board unanimously recommends that you vote (1) "FOR" the election of each of the Board's director nominees, (2) "FOR" the approval, on an advisory basis, of the Company's executive compensation, and (3) "FOR" the ratification of the selection of Ernst & Young LLP ("Ernst & Young") as our independent registered public accounting firm for fiscal 2020.

How Will the Proxies Be Voted?

        Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If a properly executed proxy does not indicate any voting instructions, the shares of Common Stock represented by such proxy will be voted as follows:

  •
  "FOR" the election of each of the Board's director nominees;

  •
  "FOR" the approval, on an advisory basis, of the Company's executive compensation;

  •
  "FOR" the ratification of the selection of Ernst & Young as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2020; and

  •
  at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting.

        If the Company proposes to adjourn the Annual Meeting, the proxy holders will vote all shares for which they have voting authority in favor of such adjournment. The Board of Directors is not presently aware of any matters other than those stated in the Notice of Annual Meeting of Stockholders and described in this Proxy Statement to be presented for consideration of the Company's stockholders at the Annual Meeting.

Why Did I Receive Multiple Proxy Cards?

        Many of our stockholders hold their shares in more than one account and may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every proxy card that you receive.

How May I Change My Vote or Revoke My Proxy?

        If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is exercised by:

  •
  delivering a signed, written revocation letter, dated later than the proxy, to our Secretary at our corporate headquarters at 6250 LBJ Freeway, Dallas, Texas 75240 no later than November 19, 2019;

  •
  timely mailing another duly executed proxy bearing a later date to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 which is received by Vote Processing prior to the applicable deadline;

  •
  voting at a later time over the internet or by telephone prior to the applicable deadline, if you previously voted over the internet or by telephone; or

  •
  attending the Annual Meeting and casting your vote in person. Your attendance at the Annual Meeting will not, in and of itself, revoke your proxy.

        If your shares are held in "street name" through a broker, bank or other nominee, you must contact your broker, bank or other nominee to receive instructions as to how to revoke your proxy if such instructions have not already been provided to you. In any case, your last properly-received and timely-voted proxy or ballot will be the vote that is counted.

How Do I Vote My Shares Held in Street Name?

        If you are the beneficial owner of shares held in "street name" and do not submit voting instructions to your broker, bank or other nominee, under the applicable rules, the broker, bank or other nominee that holds your shares may use its discretion in voting your shares with respect to "routine items" but not with respect to "non-routine items." On non-routine items for which you do not submit voting instructions to your broker, bank or other nominee, these shares will not be voted and will be treated as "broker non-votes." The proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm for fiscal 2020 is considered a routine item and, therefore, may be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal. However, the election of directors and the advisory vote on executive compensation are considered non-routine items. Accordingly, if your shares are held in street name and you do not provide voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome of these proposals at the Annual Meeting. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on these matters.

How Many Votes Must Each Proposal Receive to be Adopted?

        Assuming the presence of a quorum, the following vote is required for each proposal:

  •
  Election of directors—The nominees for director who receive a plurality of the votes of the shares of Common Stock present in person or by proxy at the Annual Meeting, and entitled to vote thereon, will be elected to the Board of Directors. This means the eight nominees who receive the highest number of votes "FOR" his or her election at the Annual Meeting will be elected to the Board. Stockholders may not cumulate their votes in the election of directors. If you do not vote for a particular nominee, or if you indicated on your proxy card, via the internet or by telephone that you want to withhold authority to vote for a particular nominee, then your shares will not be voted for that nominee. If you hold your shares in "street name" through a broker, bank or other nominee, your shares will not be voted for any director nominee unless you provide the broker, bank or other nominee with specific voting instructions on a timely basis directing the broker, bank or other nominee to vote for such nominee. Abstentions and broker non-votes do not constitute a vote "for" or "against" a nominee.

  •
  Advisory vote on executive compensation—The approval, on an advisory basis, of the Company's executive compensation requires the affirmative vote of the majority of shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered to be "present" and "entitled to vote" at the Annual Meeting with respect to this proposal, and as a result, abstentions will have the same effect as a vote against this proposal. Shares underlying broker non-votes are not considered to be "entitled to vote" at the Annual Meeting with respect to this proposal, and as a result, broker non-votes will generally have no effect on the outcome of this proposal, except that each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for the approval of the Company's executive compensation.

  •
  Ratification of the selection of the Company's independent registered public accounting firm—The ratification of the selection by the Audit Committee of the Board (the "Audit Committee") of Ernst & Young as the Company's independent registered public accounting firm for fiscal 2020 requires the affirmative vote of the majority of shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Although SEC regulations and NASDAQ rules require the Company's independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the opinion of the Company's stockholders, which the Audit Committee will take into consideration in future deliberations. If the selection of Ernst & Young as the Company's independent registered public accounting firm is not ratified at the Annual Meeting, the Audit Committee may consider the engagement of another independent registered public accounting firm, but will not be obligated to do so. Abstentions are considered to be "present" and "entitled to vote" at the Annual Meeting with respect to this proposal, and as a result, abstentions will have the same effect as a vote against this proposal. As discussed above, under applicable rules, brokers, banks and other nominees may use their discretion to vote shares of Common Stock held in "street name" for which voting instructions are not submitted with respect to the ratification of the selection of Ernst & Young, so no broker non-votes are expected for this proposal.

Who Is Soliciting this Proxy?

        The Board of Directors is soliciting this proxy. The Company will bear the cost of the solicitation of proxies by the Board of Directors. The Company's directors, and certain of the Company's officers and employees in the ordinary course of their employment, may solicit proxies by mail, internet, telephone, facsimile, personal contact, email or other online methods. We will reimburse their expenses in connection therewith. We also will reimburse banks, brokers, custodians, nominees or fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning and tabulating proxies.

        The costs of soliciting proxies pursuant to this Proxy Statement will be paid by the Company. Solicitation may be made in person or by telephone, email, mail or facsimile by our directors, officers or employees.

How May I Attend the Annual Meeting?

        All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in "street name" through a broker, bank or other nominee, you will need to bring a legal proxy from your broker, bank or other nominee (the stockholder of record) or a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

When Will the Voting Results Be Announced?

        The preliminary voting results are expected to be announced at or shortly following the Annual Meeting. We will report the final voting results, or the preliminary voting results if the final voting results are unavailable, in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. You may obtain a copy of this Form 8-K by visiting the SEC's website at www.sec.gov or our website at www.tuesdaymorning.com, under "Investor Relations—Financial Info—SEC Filings."

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        At the Annual Meeting, the holders of Common Stock as of the Record Date will consider and vote upon the election of eight directors. The Board nominated Terry Burman, Steven R. Becker, James T. Corcoran, Barry S. Gluck, Frank M. Hamlin, Reuben E. Slone, Sherry M. Smith, and Richard S Willis for election as directors of the Company. Each of Terry Burman, Steven R. Becker, James T. Corcoran, Barry S. Gluck, Frank M. Hamlin, Reuben E. Slone, Sherry M. Smith, and Richard S Willis are currently serving as our directors, and each agreed to stand for re-election to our Board.

        If they are elected, each of the nominees will continue to serve until their successors are duly elected and qualified at the next annual meeting of stockholders, or until their earlier death, resignation or removal. Should any nominee become unable or unwilling to accept nomination for election, which is not currently anticipated, the Board may designate a substitute nominee or reduce the number of directors accordingly. The proxy holders will vote for any substitute nominee designated by the Board. Each of the Board's nominees has indicated his or her willingness to serve the full term.

        The following is biographical information about each of the nominees to the Board of Directors, including the specific experience, qualifications, attributes and skills of the nominees that led to the conclusion that each of the nominees should serve as a director of the Company, in light of the Company's business and structure:

        Terry Burman, age 73, joined the Board of Tuesday Morning as a director in February 2013, and has served as Chairman of the Board of the Company since December 2015. Prior to that, Mr. Burman served as Lead Independent Director and a member of the Office of the Chairman from September 2015 to December 2015. Mr. Burman has served as the Non-Executive Chairman of the Board of Abercrombie & Fitch Co., a clothing retailer, since February 2018 and prior to that as Lead Independent Director since May 2017 and on the Board of Directors of Abercrombie & Fitch Co. since January 2014. He has been a director of Learning Care Group, a privately-held company operating over 900 learning and daycare centers in the United States, since July 2014. He has been a board member of the St. Jude Children's Research Hospital Board of Governors since July 2004 and served as Chairman of the Board from July 2013 to June 2015. Mr. Burman has also served as a board member of ALSAC, the fundraising organization of St. Jude, since July 2004 and on the Board of Trustees of the Norman Rockwell Museum since September 2016. Mr. Burman served as Chairman of the Board and a director of Zale Corporation, a jewelry retailer, from May 2013 until it was acquired in May 2014 and served on the Board of Directors of YCC Holdings LLC, a retailer of candles, fragrances and other products, from October 2007 until it was acquired in October 2013. From March 2001 to January 2011, Mr. Burman was the Chief Executive Officer of Signet Jewelers Limited ("Signet"), a specialty jewelry retailer. Mr. Burman joined Signet in 1995 as the Chairman and CEO of Sterling Jewelers, Inc., a U.S. division of Signet. Mr. Burman also served on the Board of Directors of Signet until January 2011. Prior to joining Signet, Mr. Burman held various senior executive positions of increasing responsibility with Barry's Jewelers, Inc., which now does business as Samuels Jewelers, from 1980 to 1995, including President and Chief Executive Officer from 1993 to 1995. Prior to that, Mr. Burman was a partner with Roberts Department Stores, a regional department store chain specializing in apparel. In nominating Mr. Burman to serve as a director of the Company, the Board of Directors considered his extensive executive, financial and management expertise and experience, his experience as a chief executive officer in the retail industry, his significant international management experience, and his general business and financial acumen.

        Steven R. Becker, age 52, has served as a director of Tuesday Morning since July 2012 and was appointed its Chief Executive Officer in December 2015. Prior to becoming CEO of Tuesday Morning, Mr. Becker served as Chairman of the Board of the Company from July 2012 until September 2015 and as Executive Chairman and head of the Office of the Chairman from September 2015 until December 2015. Prior to becoming CEO of Tuesday Morning, Mr. Becker spent 20 years in the investment management industry with a focus on investing in middle market public companies. Mr. Becker has extensive public company board experience having previously served as a board member at a variety of public companies including, Hot Topic, Inc., an apparel retailer, Ruby Tuesday, a national restaurant company, Emcore, a semiconductor producer, Plato Learning, an educational software company, Pixelworks, a semiconductor producer, Fuel Systems Solutions, a manufacturer of alternative energy systems, and Special Diversified Opportunities, a holding company that owns businesses in a variety of industries, among others. Prior to becoming CEO of Tuesday Morning, Mr. Becker was the co-managing partner at Becker Drapkin Asset Management, whose predecessor,

Greenway Capital, he founded in 2005. From 1997 to 2004, Mr. Becker was a partner at Special Situations Funds, a New York City based asset manager. Prior to joining Special Situations Funds, Mr. Becker was a part of the distressed debt and leveraged equities research team at Bankers Trust Securities. Mr. Becker began his career at Manley Fuller Asset Management in New York as a small cap analyst. In nominating Mr. Becker to serve as a director of the Company, the Board of Directors considered the insights Mr. Becker brings through his prior service as a director of the Company, his demonstrated leadership and experience as Chief Executive Officer and his extensive financial experience, in both public and private companies, which provides the Board with valuable expertise in corporate finance, strategic planning, and corporate governance.

        James T. Corcoran, age 36, has served as a director of Tuesday Morning since November 2017. He is a Partner at AREX Investment Partners, LP, an investment management firm focused on special situations. He founded and remains Chief Executive Officer of Purple Mountain Capital Partners LLC, a private investment firm, from 2017 to 2019. Prior to founding Purple Mountain Capital Partners LLC, he served as a Principal at Highfields Capital Management, a value-oriented investment management firm in Boston, from 2010 to 2016. Mr. Corcoran worked as an investment banking analyst for Credit Suisse (USA), Inc. in its leveraged finance and restructuring group, from 2006 to 2008, in addition to working in its hedge funds investment group, from 2005 to 2006. Mr. Corcoran received his MBA from the Harvard Business School and his AB with honors in Economics and Political Science from the University of Chicago and is a CFA charterholder. Mr. Corcoran was nominated by the Board pursuant to the terms of a Cooperation Agreement entered into with certain Company stockholders to settle a contested election for directors at the 2017 annual meeting of stockholders for the Company. See "Cooperation Agreement" below for additional information.

        Barry S. Gluck, age 67, has served as a director of Tuesday Morning since January 2017. Mr. Gluck served in various senior management positions with Ross Stores Inc. ("Ross") from 1989 to 2007, most recently as Executive Vice President of Merchandising, Marketing and Store Planning and Allocation. Prior to joining Ross, Mr. Gluck was with Today's Man as Vice President, General Merchandise Manager and Chief Merchandising Officer and with Macy's Department Stores as Vice President Divisional Merchandising Manager. Since 2012, Mr. Gluck has served as the Founder and Managing Director of Gluck Consulting LLC, a management consultant group which focuses primarily on off-price/value channels. In nominating Mr. Gluck to serve as a director of the Company, the Board considered his 32 years of off-price and value channel experience, his extensive executive, marketing and management expertise having served as a chief merchandising officer in the retail industry, and his general business and financial acumen.

        Frank M. Hamlin, age 51, has served as a director of Tuesday Morning since April 2014. Mr. Hamlin is currently Executive Vice President, Chief Customer Officer of GameStop Corporation ("GameStop"), a global, multichannel video game, consumer electronics and wireless services retailer. Mr. Hamlin had previously served as Chief Marketing Officer of GameStop from June 2014 to August 2016. Mr. Hamlin served as Chief Marketing Officer of Spence Diamonds from May 2018 to August 2018 and as Executive Vice President and Chief Marketing Officer for Tailored Brands, Inc., a leading national menswear retailer from September 2017 to May 2018. Mr. Hamlin previously served as Executive Vice President and GM, Marketing and E-Commerce of Guitar Center, Inc., a musical instruments retailer, from June 2010 until May 2014, and as Executive Vice President and Chief Operating Officer of E-Miles, LLC, an interactive marketing company, from February 2007 to June 2010. From July 2004 until February 2007, he was Director of Marketing, Central Market Division for H.E. Butt Grocery, a fresh, specialty and prepared foods retailer. Prior to that time, Mr. Hamlin held various positions with Brierley & Partners, E-Rewards, Inc., Arista Records and The Walt Disney Company. In nominating Mr. Hamlin to serve as a director of the Company, the Board of Directors considered the various senior executive-level positions he previously held with retail service companies, as well as his extensive experience in marketing, branding strategy and customer engagement.

        Reuben E. Slone, age 56, has served as a director of Tuesday Morning since June 2019. Mr. Slone is currently Executive Vice President, Supply Chain at Advance Auto Parts, Inc. (NYSE: AAP) and sat on the Board of Directors from March 2016 to October 2018. Mr. Slone is a seasoned supply chain executive with experience across multiple consumer-facing industry sectors at best-in-class companies. Previous to Advance Auto Parts Inc., Mr. Slone was Senior Vice President, Supply Chain at Walgreens, a pharmaceutical retailer from May 2012 to October 2018. From November 2004 until May 2012, Mr. Slone was Executive Vice President, Supply Chain, and General Manager, Services at Office Max. From April 2000 to November 2004, Mr. Slone held various positions at Whirlpool Corporation including Vice President Global Supply Chain, Vice President North American Region Supply Chain and Vice President, Global eBusiness. From February 1997 to March 2000, Mr. Slone was eGM Director, Global eSales and Director, Global Manufacturing Strategic Process and System Alignment at General Motors Corporation. Prior to that time, Mr. Slone held various positions with Federal-Mogul Corporation, Electronic Data Systems, Ernst & Young and Engineering Technology LTD. In nominating Mr. Slone to serve as a director of the Company, the Board of Directors considered his leadership qualities developed from his experience while serving as a senior supply chain executive with Advance Auto Parts, Walgreens, Office Max and Whirlpool, his other board experience, as well as his general business and financial acumen.

        Sherry M. Smith, age 58, has served as a director of Tuesday Morning since April 2014. Ms. Smith served in various positions with SUPERVALU, Inc., a grocery retailer and food distributor, from 1987 to 2013. Ms. Smith served as Chief Financial Officer and Executive Vice President of SUPERVALU, Inc.. from December 2010 until August 2013, and she previously served as Senior Vice President, Finance from 2006 until 2010, Senior Vice President, Finance and Treasurer from 2002 until 2005, and in various other capacities with SUPERVALU, Inc. prior to 2002. Ms. Smith has served on the Board of Directors of Deere & Company, a manufacturer and distributor of agricultural, turf, construction and forestry equipment, since December 2011, and currently serves as a member of the audit committee and finance committee. Ms. Smith has also served on the Board of Directors of Realogy Holdings Corporation since December 2014, and currently serves on its audit committee and nominating and governance committee. Ms. Smith has served on the Board of Directors of Piper Jaffrey Corp since January 2016, and currently serves on its compensation committee and audit committee. From January 2015 to December 2018, Ms. Smith served on the Financial Accounting Standards Advisory Council (FASAC), a group that advises the Financial Accounting Standards Board (FASB) on strategic issues, project priorities and other matters. In nominating Ms. Smith to serve as a director of the Company, the Board of Directors considered her leadership qualities developed from her experience while serving as a senior executive and as Chief Financial Officer of SUPERVALU, Inc., the breadth of her experiences in auditing, finance, accounting, compensation, strategic planning, and other areas of oversight, and her subject matter knowledge in the areas of finance and accounting and other board experience.

        Richard S Willis, age 59, has served as a director of Tuesday Morning since July 2012. Since January 2016, Mr. Willis has served as the Chief Executive Officer, President and a Director of Pharmaca Integrative Pharmacies, an innovative retail pharmacy that combines traditional pharmacy services with natural health and beauty products and expert practitioners. From September 2011 through December 2015, Mr. Willis served as the President, Chief Executive Officer and as a director of Speed Commerce, Inc. (formerly Navarre Corporation), one of the nation's largest omni channel, pure play, end-to-end e-commerce solution providers. Mr. Willis previously served as the Executive Chairman of Charlotte Russe, a mall-based specialty retailer of fashionable, value-priced apparel and accessories, from January 2011 to September 2011. From 2009 to 2011, Mr. Willis served as President of Shoes for Crews, a seller of slip resistant footwear. From 2003 to 2007, Mr. Willis was President and Chief Executive Officer of Baker & Taylor Corporation, a global distributor of books, DVDs and music. Previously, Mr. Willis served as Chairman, President and Chief Executive Officer of Troll Communications and President and Chief Executive Officer of Bell Sports. Mr. Willis served four terms as Chairman of the Board of Regents at Baylor University. In nominating Mr. Willis to serve as a director of the Company, the Board of Directors considered his considerable executive leadership experience across multiple industries, including distribution businesses that serve retailers and their suppliers, and his significant expertise in operating businesses and directing transformative plans, including executive level experiences of more than 20 years in retail and manufacturing industries.

        The Board of Directors unanimously recommends that you vote "FOR" the election of each of the Board's nominees.

 PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        As required by Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company is asking stockholders to approve, on an advisory basis, the compensation for the named executive officers ("NEOs") disclosed in these materials. This proposal, commonly referred to as a "say on pay" proposal, gives stockholders the opportunity to express their views on the compensation of the NEOs.

        The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board. The Company currently submits the compensation of NEOs to an advisory vote of stockholders on an annual basis.

        As described in more detail below under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation program is designed to motivate our executives to create a successful company. We believe that our compensation program, with its balance of short-term incentives (including performance-based cash bonus awards) and long-term incentives (including equity awards that vest over certain time periods and performance-based equity awards), rewards sustained performance that is aligned with long-term stockholder interests. Please read the "Compensation Discussion and Analysis," compensation tables and narrative discussion sections of this Proxy Statement below for additional details about our executive compensation program, including information about the fiscal 2019 compensation of our NEOs.

        We believe a significant amount of total compensation should be in the form of short-term and long-term incentive awards to align compensation with our financial and operational performance goals as well as individual performance goals. We continually evaluate the individual elements of our executive compensation program in light of market conditions and governance requirements and make changes where appropriate for our business. We believe that the core of our executive compensation program provides opportunities to reward high levels of individual and Company performance and will help drive the creation of sustainable stockholder value.

        The Compensation Committee, which is responsible for determining the compensation of our executive officers, is comprised solely of non-employee directors who satisfy the independence requirements under NASDAQ rules and will continue to emphasize responsible compensation arrangements that attract, retain, and motivate high caliber executives to achieve the Company's business strategies and objectives.

        Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

        "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

        The Board of Directors unanimously recommends that you vote "FOR" the approval of the compensation of the Company's NEOs, as disclosed in this Proxy Statement.

 PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        On September 10, 2019, the Audit Committee selected Ernst & Young as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2020. Although SEC regulations and the NASDAQ listing requirements require the Company's independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the opinion of the Company's stockholders, which the Audit Committee will take into consideration in future deliberations. If the selection of Ernst & Young as the Company's independent registered public accounting firm is not ratified at the Annual Meeting, the Audit Committee may consider the engagement of another independent registered public accounting firm, but will not be obligated to do so. The Audit Committee may terminate the engagement of Ernst & Young as the Company's independent registered public accounting firm without the approval of the Company's stockholders if the Audit Committee deems termination to be necessary or appropriate. The Company expects that representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

        The Board of Directors unanimously recommends that you vote "FOR" the ratification of the selection of Ernst & Young as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2020.

 CORPORATE GOVERNANCE

Director Nomination

        The Nominating and Governance Committee of the Board of Directors is responsible for providing oversight as to the identification, selection and qualification of candidates to serve as directors of the Company and will recommend to the Board candidates for election or re-election as directors (or to fill any vacancies on the Board). The members of the Nominating and Governance Committee are Terry Burman, as Chair, Richard S Willis, Barry S. Gluck and James T. Corcoran. Each of the members of the Nominating and Governance Committee is an independent director under applicable NASDAQ rules. The Nominating and Governance Committee Charter is available on the Company's website at www.tuesdaymorning.com under "Investor Relations—Corporate Governance—Corporate Governance Documents." The Nominating and Governance Committee Charter is also available in print to any stockholder who requests a copy from the Secretary of the Company at 6250 LBJ Freeway, Dallas, Texas 75240.

        In identifying and evaluating nominees for director, the Nominating and Governance Committee will take into account the following attributes and qualifications: (1) relevant knowledge and mix of background and experience; (2) personal and professional ethics, integrity and professionalism; (3) accomplishments in their respective fields; (4) the skills and expertise to make a significant contribution to the Board, the Company and its stockholders; and (5) whether the candidate has any of the following qualities: financial expertise, general knowledge of the retail industry, and Chief Executive Officer, Chief Financial Officer or other senior management experience. In addition, although the Nominating and Governance Committee does not have a formal diversity policy in place for the director nomination process, diversity is an important factor in the Nominating and Governance Committee's consideration and assessment of a candidate, with diversity being broadly construed to mean a variety of opinions, perspectives, experiences and backgrounds, including gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of the Board at that point in time. In addition, no person may be considered as a candidate for nomination as a director of the Company if (i) during the last ten years, that person, or any of his or her affiliates, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or is currently under investigation for same or (ii) during the last ten years, that person, or any of his or her affiliates, was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which that person, or any of his or her affiliates, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws on finding any violation with respect to such laws, or is currently under investigation for same. In addition, the Nominating and Governance Committee will recommend to the Board candidates for re-election as directors. The Nominating and Governance Committee may conduct all necessary and appropriate inquiries into the backgrounds and qualifications of potential candidates. There are no specific or minimum qualities a candidate must have to be recommended as a director nominee by the Nominating and Governance Committee.

        The process for evaluating candidates is the same regardless of the source of the recommendation. The Nominating and Governance Committee will not discriminate on the basis of race, color, national origin, gender, religion, sexual orientation or disability in selecting nominees. In addition to those candidates identified through its own internal processes, the Nominating and Governance Committee will evaluate a candidate proposed by any single stockholder (or group of stockholders) that beneficially owns Common Stock provided that the information regarding the potential candidate or candidates has been timely given to the Company. In order to be considered by the Nominating and Governance Committee for evaluation for an upcoming annual meeting of stockholders, a notice from a stockholder regarding a potential candidate must be sent to the Company's Secretary at the Company's headquarters by the date specified in the "Stockholders' Proposals" section of the previous year's proxy statement for notice of the intention to nominate directors at the meeting. The notice should set forth (a) as to each person whom the stockholder proposes as a potential candidate for director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company that are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice, (i) the name and address of the stockholder of record, as they appear on the Company's books, of the beneficial owners, if any, and, if such stockholder or beneficial owner is an entity, the persons controlling such entity, proposing such nomination, (ii) the class and number of shares of the Company which are held of record and beneficially by such stockholder and control persons and a description of certain agreements, arrangements or understandings among the stockholder, beneficial owners or control persons (and a representation to notify the Company of any such agreements, arrangements or understandings in effect as of the record date of the meeting), (iii) a representation that the stockholder is entitled to vote at the meeting and intends to appear at the meeting in person or by proxy, and (iv) a representation whether the stockholder or the beneficial owner or control person, if any, will engage in a solicitation with respect to the nomination and, if so, certain information concerning the solicitation. All candidates (whether identified internally or by a stockholder) who, after evaluation and recommendation by the Nominating and Governance Committee, are then nominated by the Board will be included as the Board's recommended slate of director nominees in the Company's proxy statement.

        In addition to submitting potential candidates for consideration by the Nominating and Governance Committee, any stockholder of the Company may nominate one or more individuals for election as a director of the Company at an annual meeting of stockholders if the stockholder sends a notice to the Company's Secretary at the Company's headquarters, in the form specified in the Bylaws, by the date specified in the "Stockholders' Proposals" section of the previous year's proxy statement for nomination of directors. The procedures described in the prior paragraph are meant to establish an additional means by which certain stockholders can have access to the Company's process for identifying and evaluating Board candidates and is not meant to replace or limit stockholders' general nomination rights in any way.

        Each of the nominees for director was elected to serve as a director at the last annual meeting of stockholders, except for Reuben E. Slone, who was elected by the Board effective June 1, 2019. The Board selected Mr. Slone by working with a national search firm. Mr. Slone was selected for his business acumen and supply chain expertise. Mr. Corcoran was nominated to the Board pursuant to the terms of a Cooperation Agreement described below.

Cooperation Agreement

        Pursuant to the terms of a Cooperation Agreement, dated as of October 1, 2017 (the "Cooperation Agreement"), among the Company, Jeereddi II, LP, Purple Mountain Capital Partners LLC and certain of their affiliates, the Company agreed to nominate James T. Corcoran for election to the Board at the 2017 Annual Meeting. Under the terms of the Cooperation Agreement, Mr. Corcoran agreed to offer his resignation to the Board if at any time the Jeereddi/PMCP Group no longer beneficially owned at least 533,344 shares of the Company's common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments, the "Minimum Ownership Threshold"). In addition, so long as the Jeereddi/PMCP Group met the Minimum Ownership Threshold, the Jeereddi/PMCP Group was entitled to certain replacement rights during the Standstill Period (as defined below) in the event Mr. Corcoran is unable to serve as a director.

        Also under the terms of the Cooperation Agreement, Jeereddi II agreed to irrevocably withdraw its notice of nomination of candidates for election at the 2017 Annual Meeting. In addition, each member of the Jeereddi/PMCP Group agreed that it would not, directly or indirectly, (i) nominate or recommend for nomination any person for election at the 2018 Annual Meeting, (ii) submit proposals for consideration or otherwise bring any business before the 2018 Annual Meeting, or (iii) engage in certain activities related to "withhold" or similar campaigns with respect to the 2018 Annual Meeting.

        The Cooperation Agreement also provided that at the 2018 Annual Meeting, each member of the Jeereddi/PMCP Group would cause all shares of the Company's common stock beneficially owned by them to be present and voted (i) in favor of all of the directors nominated for election by the Board, (ii) in favor of the appointment of the Company's independent registered accounting firm for the years ended June 30, 2019, respectively, and (iii) in accordance with the Board's recommendation with respect to the Company's "say-on-pay" proposal, provided, however, that to the extent that the recommendation of both Institutional Shareholder Services Inc. ("ISS") and Glass Lewis & Co., LLC ("Glass Lewis") differed from the Board's recommendation with respect to any matter other than nominees for election as directors to the Board, the Jeereddi/PMCP Group had the right to vote in accordance with the recommendation of ISS and Glass Lewis with respect to such matters.

        Further, under the terms of the Cooperation Agreement, each member of the Jeereddi/PMCP Group agreed to certain normal and customary standstill provisions during a standstill period, which was defined as the period beginning on the date of the Cooperation Agreement and through the later of (x) the date that is the first day to submit stockholder nominations for the 2019 annual meeting of stockholders pursuant to the Company's Bylaws (the "2019 Advance Notice Date") and (y) the date that Mr. Corcoran no longer serves on the Board; provided, however, that if Mr. Corcoran resigned for any reason prior to the 2019 Advance Notice Date, the Standstill Period would continue until the 2019 Advance Notice Date (the "Standstill Period").

        Among other things, the standstill provisions provided that, during the Standstill Period, each member of the Jeereddi/PMCP Group would not, among other things, solicit proxies or consents regarding any matter to come before any annual or special meeting of stockholders, or enter into a voting agreement or any group with stockholders other than affiliates of the Jeereddi/PMCP Group and current group members. In addition, each member of the Jeereddi/PMCP Group would not seek to make, or encourage any third party in making, any offer or proposal with respect to any tender offer, merger, acquisition, amalgamation, recapitalization, restructuring, disposition, spin-off, asset sale, joint venture or other business combination involving the Company and will not seek, or encourage any person, to submit nominees in furtherance of a contested solicitation for the election or removal of directors.

        Each of the parties also agreed to certain mutual non-disparagement obligations, and the Company agreed to reimburse the Jeereddi/PMCP Group for its reasonable, documented out-of-pocket fees and expenses, including legal expenses, occurred in connection with the matters related to the negotiation and execution of the Cooperation Agreement, up to a maximum of $25,000.

        On July 24, 2019, the Parties amended and restated the cooperation agreement ("A&R Cooperation Agreement") to extend the term of the Standstill Period during which the Jeereddi/PMCP Group will remain subject to certain previously disclosed normal and customary standstill provisions, and extend and continue certain other matters related to annual meetings of the stockholders and the continuing service of James T. Corcoran on the Board.

        Pursuant to the A&R Cooperation Agreement, the Company will nominate Mr. Corcoran for election to the Board at the 2019 Annual Meeting of Stockholders and the Standstill Period will be extended through the later of (x) the date that is the first day to submit stockholder director nominations for the 2021 Annual Meeting of Stockholders pursuant to the Company's Bylaws (the "2021 Advance Notice Date") and (y) the date that Mr. Corcoran no longer serves on the Board; provided, however, that if Mr. Corcoran is not re-nominated by the Board for election at the 2020 annual meeting of stockholders, the Standstill Period shall end thirty (30) days following the conclusion of the 2020 Annual Meeting of Stockholders; and provided, further, that if Mr. Corcoran resigns for any reason prior to the 2021 Advance Notice Date, the Standstill Period shall continue until the 2021 Advance Notice Date. In addition, the A&R Cooperation Agreement continues to provide that if the Jeereddi/PMCP Group no longer beneficially owns at least 533,344 shares of the Company's common stock, Mr. Corcoran will offer his resignation to the Board and the Jeereddi/PMCP Group will no longer be entitled to replacement rights in the event Mr. Corcoran is unable to serve as a director. The A&R Cooperation Agreement also extends the agreement by the Jeereddi/PMCP Group to vote in favor of certain matters at the 2019 and 2020 annual meetings of stockholders.

Director Independence

        NASDAQ listing standards require our Board of Directors to be comprised of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company which would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Based on the independence standards prescribed by NASDAQ, our Board has affirmatively determined that seven of the eight current directors are independent. Mr. Becker is not independent due to his relationship with the Company as Chief Executive Officer. As prescribed by NASDAQ rules, the independent directors have regularly scheduled meetings without management present.

Independent Chairman of the Board

        Since December 2015, Mr. Burman has served as independent Chairman of the Board. The separation of the roles of Chairman of the Board and Chief Executive Officer is designed to allow our Chief Executive Officer, Mr. Becker, to focus on the day-to-day management of the Company's business and to allow our independent Chairman of the Board, Mr. Burman, to focus on the continued development of a high-performing Board, including (1) ensuring the Board remains focused on the Company's long-term strategic plans, (2) developing Board agendas, (3) working with Company management to ensure the Board has timely and adequate information, (4) coordinating Board committee activities, (5) supporting the Chief Executive Officer and (6) ensuring effective stakeholder communications. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board's oversight responsibilities continue to grow. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board of Directors' Role in Risk Oversight

        In the normal course of business, our Company faces a variety of enterprise risks, including operational risks, cyber security risks and liquidity risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company's risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company's risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.

        The Board of Directors oversees the Company's strategic direction and its policies with respect to risk assessment and risk management, as well as major risk exposures and the process used to manage those exposures. Accordingly, the Board of Directors periodically reviews the risks associated with the various departments within the Company, in addition to its other duties. The Board of Directors receives information from Board committees, management and advisors regarding the Company's risk management process and system, the nature of the material risks the Company faces and the adequacy of the Company's policies and procedures designed to respond to and mitigate these risks.

Communication with the Board of Directors

        Stockholders may communicate with one or more members of the Board in writing by regular mail. The following address may be used by stockholders who wish to send such communications:

  Board of Directors
  c/o Secretary
  Tuesday Morning Corporation
  6250 LBJ Freeway
  Dallas, Texas 75240

        Such communication should be clearly marked "Stockholder-Board Communication." The communication must indicate whether it is meant to be distributed to the entire Board, a specific committee of the Board or to specific members of the Board, and must state the number of shares beneficially owned by the stockholder making the communication. The Secretary has the authority to disregard any inappropriate communications. If deemed an appropriate communication, the Secretary will submit such stockholder's correspondence to the Chairman of the Board (on behalf of the Board) or to any specific committee, director or directors to whom the correspondence is directed.

Code of Business Conduct

        We have adopted a "Code of Business Conduct" that establishes the business conduct to be followed by all of our officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the "Senior Financial Officers"), and all of our employees and members of our Board and embodies the Company's principles and practices relating to the ethical conduct of the Company's business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting the Company's business. This policy is reviewed by the Board annually. Amendments to and waivers from the Code of Conduct with respect to the Senior Financial Officers will be posted on our website within four business days after approval by the Board. Any waiver from the Code of Conduct with respect to our Senior Financial Officers requires approval by the Board. There were no waivers from the Code of Conduct with respect to the Senior Financial Officers during the fiscal year ended June 30, 2019. The Code of Conduct is available on the Company's website at www.tuesdaymorning.com under "Investor Relations—Corporate Governance—Corporate Governance Documents."

 MEETINGS AND COMMITTEES OF THE BOARD

Board of Directors

        Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholder's meetings. During the fiscal year ended June 30, 2019, the Board of Directors held seven meetings. Each of our directors attended more than 75% of the Board and committee meetings held during the fiscal year (or portion of the fiscal year during which he or she served as a director or committee member). Directors are encouraged to attend the Company's annual meeting of stockholders. All Directors other than Ms. Smith, attended the Company's 2018 Annual Meeting of Stockholders held on November 29, 2018.

Committees of the Board

        The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee

        For the fiscal year ended June 30, 2019, the Audit Committee had three members and met eight times. Such members were Richard S Willis, as Chair, Frank M. Hamlin and James T. Corcoran. Mr. Slone joined the Committee in June 2019 upon his joining the Board. All Audit Committee members were non-employee directors and the Board has determined all were independent pursuant to the applicable NASDAQ rules and satisfy the SEC requirements relating to the independence of audit committee members. The Board also determined that all the members of the Audit Committee had the ability to read and understand fundamental financial statements.

        For the fiscal year ended June 30, 2019, the Board of Directors determined that Mr. Willis qualified as an "audit committee financial expert" as defined by applicable SEC rules and designated him as the Company's audit committee financial expert. The Board has adopted a charter for the Audit Committee, which is available on the Company's website at www.tuesdaymorning.com under "Investor Relations—Corporate Governance—Corporate Governance Documents." The Audit Committee Charter is also available in print to any stockholder who requests a copy from the Secretary of the Company at 6250 LBJ Freeway, Dallas, Texas 75240.

        The Audit Committee's responsibilities, which are discussed in detail in its charter include, among other things, the duty and responsibility to:

  •
  establish policies and procedures for reviewing and approving the appointment, compensation, retention and oversight of our independent registered public accounting firm;

  •
  review and discuss with our independent registered public accounting firm, internal auditors and management the adequacy and effectiveness of the Company's system of internal controls;

  •
  review the scope and results of our independent registered public accounting firm's audit of the Company's annual financial statements, accompanying footnotes and audit report;

  •
  pre-approve all audit and permissible non-audit fees;

  •
  review and discuss with management and the registered independent public accounting firm of the Company the annual and quarterly consolidated financial statements of the Company and related disclosures;

  •
  review and discuss with management and the registered independent public accounting firm of the Company significant issues regarding accounting principles and financial statement presentations;

  •
  review, approve and ratify related party transactions; and

  •
  perform other functions or duties deemed appropriate by the Board.

        The Audit Committee has authority under its charter to retain any independent counsel, experts or advisors (accounting, financial, legal or otherwise) that the Audit Committee believes to be necessary or appropriate to assist in the fulfillment of its responsibilities. Audit Committee Meetings have been regularly attended by the Chairman of the Board and the Chief Executive Officer. At each meeting, the Audit Committee meets in executive session in which only independent directors are present. The Audit Committee also meets independently with the Company's independent registered public accounting firm.

Compensation Committee

        The Compensation Committee has three members and met seven times during the fiscal year ended June 30, 2019. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to applicable NASDAQ rules.

        For the fiscal year ended June 30, 2019, the Compensation Committee was comprised of Sherry M. Smith, as Chair, Frank M. Hamlin and Barry S. Gluck. The Board adopted a charter for the Compensation Committee, which is available on the Company's website at www.tuesdaymorning.com under "Investor Relations—Corporate Governance—Corporate Governance Documents." The Compensation Committee Charter is also available in print to any stockholder who requests a copy from the Secretary of the Company at 6250 LBJ Freeway, Dallas, Texas 75240.

        The Compensation Committee's responsibilities, which are discussed in detail in its charter include, among other things, the duty and responsibility to:

  •
  review and approve the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives, and determine the compensation of our Chief Executive Officer based on this evaluation;

  •
  review and approve compensation and incentive arrangements (including any employment or severance agreements) for the executive officers of the Company;

  •
  review and assess the results of any stockholder advisory vote with respect to the Company's executive compensation;

  •
  administer the Company's equity incentive plans, including the review and grant of stock options and other equity incentive grants to directors, executive officers and other key employees of the Company; and

  •
  perform other functions or duties deemed appropriate by the Board.

        The Compensation Committee also oversees the Company's stock ownership guidelines for non-employee directors and certain executive officers.

        Compensation Committee meetings have been regularly attended by the Chairman of the Board and the Chief Executive Officer. At each meeting, the Compensation Committee meets in an executive session in which only independent directors are present. None of the executive officers are present during voting or deliberations on his or her compensation.

        The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and legal counsel as it deems necessary to assist in the fulfillment of its responsibilities. See "Executive Compensation—Compensation Discussion and Analysis—How Compensation Decisions Are Made—The Role of the Executive Compensation Consultant" below for more information regarding the role of the compensation consultant utilized by the Compensation Committee. Prior to engaging any such advisor, consultant or legal counsel, the Compensation Committee conducts an independence assessment of such advisor pursuant to NASDAQ rules and federal securities laws and regulations, but the Compensation Committee retains discretion to engage any such advisor, without regard to its independence, after considering the findings in such assessment. The Compensation Committee also reviews and discusses with the appropriate officers of the Company any disclosures required under federal securities laws and regulations regarding conflicts of interest with respect to such advisors.

Nominating and Governance Committee

        The Nominating and Governance Committee has four members and met four times during the fiscal year ended June 30, 2019. The Nominating and Governance Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to applicable NASDAQ rules.

        The Nominating and Governance Committee is currently comprised of Terry Burman, as Chair, Richard S Willis, Barry S. Gluck and James T. Corcoran. The Board adopted a charter for the Nominating and Governance Committee, which is available on the Company's website at www.tuesdaymorning.com under "Investor Relations—Corporate Governance—Corporate Governance Documents." The Nominating and Governance Committee Charter is also available in print to any stockholder who requests a copy from the Secretary of the Company at 6250 LBJ Freeway, Dallas, Texas 75240.

        The Nominating and Governance Committee's responsibilities, which are discussed in detail in its charter include, among other things, the duty and responsibility to:

  •
  evaluate and recommend to the Board from time to time as to changes that the Nominating and Governance Committee believes to be necessary, appropriate or desirable with respect to the size, composition, and functional needs of the Board;

  •
  periodically review the Company's Certificate of Incorporation and Bylaws and make recommendations to the Board as they relate to corporate governance matters;

  •
  develop and recommend to the Board specific guidelines and criteria for screening and selecting nominees to the Board, including any director nominations submitted by the Company's stockholders;

  •
  provide oversight as to the identification, selection, and qualification of candidates for the Board, including interviewing and evaluating new candidates for the Board;

  •
  recommend to the Board candidates for election or re-election as directors or to fill any vacancies on the Board;

  •
  recommend to the Board candidates for appointment to the standing committees of the Board in accordance with the policies and principles in such committees' charters and taking into consideration such other factors as it deems necessary, appropriate or desirable;

  •
  oversee and approve the management continuity planning process and make recommendations to the Board regarding CEO and other executive officer succession;

  •
  periodically review and assess the Company's corporate governance principles and make recommendations to the Board for changes as deemed necessary, appropriate or desirable; and

  •
  perform other functions or duties deemed appropriate by the Board.

        The Nominating and Governance Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and legal counsel as it deems necessary to assist in the fulfillment of its responsibilities.

 Executive Compensation

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides a summary of our compensation policies, principles and practices. More specifically, it presents a review and analysis of fiscal 2019 earned compensation by our NEOs. This discussion analysis does include statements regarding Company and individual targets and goals which are disclosed in context of our compensation programs and are not intended to provide estimates of results or to provide other guidance.

Letter from Compensation Committee

Dear Fellow Stockholders:

        Our Board and Compensation Committee believe our executive management team is implementing and executing a strategic plan that positions the Company for long term success. Significant investments in our real estate and merchandise strategies, supply chain operations and marketing activities—while putting pressure on our operating income goals—are producing tangible results. We believe our improved financial performance shows the positive momentum of our strategic plan and the benefits it is providing to the Company.

        Our strong pay for performance philosophy is evidenced by the compensation realized by our executives for actual performance. Under the Annual Cash Incentive Plan, operating income performance exceeded expectations for the plan year, triggering a formulaic annual incentive payout for the first time since fiscal 2015. This is attributed to both an extraordinary focus on gross margin expansion and continued expense control as well as a modest increase in top line sales. However, comparable sales growth did not meet threshold level performance, resulting in no payout with respect to this performance metric. Further, the completion of our first three-year long-term performance share cycle (ending June 30, 2019) produced below threshold financial results, and no vesting occurred for our executive participants. Also, in fiscal 2019, as in 2018, the Compensation Committee again continued to grant long-term incentive awards of flat share amounts, equal to the same number of shares awarded in fiscal 2017 rather than returning to market-based dollar value grants of long-term incentive equity. For fiscal 2020, in an attempt to retrun to a more regular grant, the Compensation Committee approved equity grants for the NEOs at 65% of the regular grant value but still below the market-based dollar value LTI target award opportunity. The Compensation Committee took this approach because it believes the current market value of the Tuesday Morning stock is not reflective of the value of the Company and that the awards will provide the potential for substantial future value to participants based on the Company's performance.

        As members of the Committee, we establish and oversee an executive compensation program directly linked to performance and the creation of long-term value for our stockholders. The program is designed to reward performance linked to stockholder value and support executive recruitment, engagement and retention. When establishing our executive compensation, the Committee follows a thoughtful and deliberate approach that includes analysis of a number of qualitative and quantitative data points that are meant to balance business needs, individual and company performance and compensation rewards.

        We held seven Compensation Committee meetings during fiscal 2019, and the average director attendance at these meetings of our current Compensation Committee member was 100%. We are engaged and take our responsibilities seriously in establishing and overseeing the executive compensation program.

        We thank you for your continued support.

Compensation Committee Report

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

THE COMPENSATION COMMITTEE Sherry M. Smith, Chair Frank M. Hamlin Barry S. Gluck

 EXECUTIVE OFFICERS

Our Named Executive Officers (NEOs)

        For fiscal 2019, our NEOs included the following persons, reflecting the changes in our leadership team during the fiscal year:

Named Executive Officer	Principal Position
Steven R. Becker	Chief Executive Officer and President
Stacie R. Shirley	Executive Vice President and Chief Financial Officer
Phillip D. Hixon	Executive Vice President, Store Operations
Trent E. Taylor	Chief Information Officer and Executive Vice President, Supply Chain and Inventory Management
Bridgett C. Zeterberg	Executive Vice President Human Resources, General Counsel and Corporate Secretary

        Ms. Zeterberg was promoted to Executive Vice President in February 2019 in recognition of an increase in responsibility for the Human Resources, Loss Prevention and Risk Management functions.

        The following sets forth certain information about our executive officers, other than Mr. Becker, our Chief Executive Officer, whose biographical information is included above under "Proposal No. 1—Election of Directors."

Stacie R. Shirley

        Ms. Shirley, age 50, has served as the Company's Executive Vice President and Chief Financial Officer since January 2016. Prior to joining the Company, Ms. Shirley served as an executive officer of Neiman Marcus Group LTD LLC, a luxury fashion retailer, serving as Senior Vice President, Finance and Treasurer from September 2010 until December 2015 and Vice President, Finance and Treasurer from December 2001 until September 2010. In her most recent position with Neiman Marcus Group, Ms. Shirley's areas of responsibility included finance, capital markets, treasury operations, capital planning and forecasting, credit operations, investor relations, risk management and internal audit. Prior to joining Neiman Marcus Group, Ms. Shirley served in various capacities at CompUSA Inc. from 1993 to 2001, including serving as Vice President, Finance and Treasurer from 1999 to 2001. Ms. Shirley began her career as an accountant with Ernst & Young in 1990 and is a certified public accountant.

Phillip D. Hixon

        Mr. Hixon, age 65, has served as the Company's Executive Vice President, Store Operations since September 2015 and served as a member of the Office of Chairman from September 2015 until the dissolution of that office in December 2015. From June 2014 to September 2015, Mr. Hixon served as the Company's Senior Vice President, Store Operations, and from September 2013 to June 2014, Mr. Hixon served as the Company's Vice President, Store Planning. Prior to joining the Company, Mr. Hixon served as Vice President of Business Development of Merchco Services, Inc., a provider of retail store development and support services, from June 2012 until August 2013. From 2011 until 2012 and 2005 until 2006, Mr. Hixon owned and served as principal of Diversified Resources LLC, where he developed and implemented programs for clients in the areas of strategic planning, effective business practices, process enhancement and organizational effectiveness. From 2009 until 2011, Mr. Hixon served in the Department of Strategy and Innovation of Petco Animal Supplies Inc., a specialty retailer of pet supplies. From 2006 until 2009, Mr. Hixon held various executive positions with Duckwall-Alco Stores Inc., a retail chain, including Senior Vice President, Store Operations, Real Estate, Store Development and Senior Vice President, Merchandising. Mr. Hixon served as Vice President, Store

Development for Michaels Stores, Inc., a national arts and crafts specialty retailer, from 1987 until 2005.

Trent E. Taylor

        Mr. Taylor, age 62, has served as the Company's Chief Information Officer and Executive Vice President, Supply Chain and Inventory Management since March 2018. From June 2017 to February 2018, he served as the Company's Senior Vice President, Chief Information and Inventory Management Officer, from January 2017 to June 2017 as Senior Vice President, Chief Information Officer and Supply Chain Officer, and from April 2016 to January 2017 as the Company's Senior Vice President, Chief Information Officer. Prior to joining the Company, Mr. Taylor served as an executive officer of hhgregg, a retailer of consumer electronics and home appliances as Chief Information Officer from September 2011 until March 2016. From November 1992 until 2009, Mr. Taylor served in various roles for the Walgreen Company including Chief Information Officer and Executive Vice President of e-commerce.

Bridgett C. Zeterberg

        Ms. Zeterberg, age 56, has served as the Company's Executive Vice President Human Resources, General Counsel and Corporate Secretary responsible for the Company's legal matters and oversight of the human resources, risk management and loss prevention functions since February 2019. From April 2017 to February 2019, she served as the Company's Senior Vice President Human Resources, General Counsel and Corporate Secretary. From July 2016 to April 2017, she served as the Company's Senior Vice President, General Counsel and Corporate Secretary. Prior to joining the Company, Ms. Zeterberg served as Senior Vice President, General Counsel and Corporate Secretary of Zale Corporation, and as Senior Vice President, General Counsel of Total Wine & More. Ms. Zeterberg served in various roles for hospitality company Accor North America including Vice President, Assistant General Counsel and Vice President of Human Resources for the Motel 6 Division.

Fiscal 2019 Financial and Business Performance Review

        While certain areas of the retail industry continue to be challenged by external market pressures, Tuesday Morning continues to make both financial and operational progress on its key initiatives. We achieved a number of milestones during the past fiscal year and had positive inflections in our performance metrics. Some of our financial and business highlights for the fiscal year include:

  •
  For fiscal 2019, net sales slightly exceeded $1.0 billion, consistent with fiscal 2018 net sales of $1.0 billion. Comparable store sales (stores open at least five quarters, including stores relocated in the same market and renovated stores) increased 0.4%. The increase in comparable store sales was comprised of an increase in customer transactions of 0.9% and was partially offset by a decrease in average ticket of 0.5%. Sales at the 12 stores relocated during the past 12 months increased approximately 49% on average for fiscal 2019 as compared to last year and contributed approximately 160 basis points of comparable store sales growth.

  •
  Cost of sales, as a percentage of net sales, for fiscal 2019 was 65.0%, compared to 66.1% for fiscal 2018.

  •
  Selling, general and administrative expenses (SG&A) increased $0.9 million to $362.8 million from $361.9 million for fiscal 2019.

  •
  Our operating loss for fiscal 2019 was $10.5 million compared to an operating loss of $21.0 million for fiscal 2018. Our net loss for fiscal 2019 was $12.4 million, or diluted net loss per share of $0.28, compared to a net loss for fiscal 2018 of $21.9 million, or diluted net loss per share of $0.50.

  •
  EBITDA, a non-GAAP measure, was $16.4 million for fiscal 2019, compared to $5.6 million for fiscal 2018. Adjusted EBITDA, a non-GAAP measure, was $20.0 million for fiscal 2019 compared to $9.6 million for fiscal 2018.

  •
  Inventory levels at June 30, 2019 increased $3.5 million to $237.9 million from $234.4 million at June 30, 2018. Inventory turnover for the trailing five quarters as of June 30, 2019 was 2.7 turns, compared to the trailing five quarter turnover as of June 30, 2018 of 2.8 turns.

  •
  Outstanding borrowings, net of cash and cash equivalents, improved as compared to the prior year. Cash and cash equivalents at June 30, 2019 increased $1.9 million to $11.4 million from $9.5 million at June 30, 2018. We had borrowings of $34.7 million under our revolving credit facility as of June 30, 2019, and borrowings of $38.5 million at June 30, 2018.

        In a very competitive and challenging retail environment, we have attracted and retained a strong leadership team that has continued to be focused on making positive progress against our priorities:

Fiscal 2019 Priority	Summary of Objective
Financial Results	Achieve total sales projection
SG&A	Operate within the budget
Real Estate	Continue to drive performance in new and relocated stores while placing increased emphasis on legacy stores
Supply Chain	Continue to capitalize on efficiencies in distribution centers
Merchandising	Drive improved inventory turn; provide freshness in merchandise and brands; and improve markdown management
Marketing	Execute digital campaign; shift from print to digital

Our Compensation Philosophy

        Our overall executive compensation philosophy and approach has been consistent for years. It is reflective of our Core Values and the strategic objectives of the business. We are passionate about the deal. We are welcoming to all. We are resourceful and do more with less. We are open and honest. And, we are driven to continuously improve.

        Our goal is to pay our leadership team for the creation of long-term value for our stockholders. Accordingly, both our short-term and long-term incentive plans include only financial metrics. Therefore, a significant portion of the executives' total direct compensation is pay-at-risk tied to the Company's actual financial performance and to improving stockholder value. We believe that performance based annual incentives and long-term equity compensation better align the interests of executives and stockholders.

        We aim to reward short-term financial performance achievements through our cash incentive program, while long-term value creation is incentivized through our long-term equity incentive program. In addition, we have stock ownership guidelines for executives to ensure direct alignment of executives with stockholders.

        We consider a number of relevant factors when determining an individual executive's compensation package and manage total compensation around the median of the market as determined by analysis of our peer group and an evaluation of the broader retail industry. Our total compensation program is designed to attract and retain talented executives who are excited about and committed to our future success.

Compensation Governance for Fiscal 2019

What We Do & What We Don't Do

        Our commitment to good corporate governance practices and accountability to our stockholders is described below:

✓	What We Do	✗ What We Don't Do

✓	Annual "Say on Pay" vote	✗ No discretionary bonuses paid to permanent NEOs when performance results are below threshold performance

✓	Pay for performance culture, with an emphasis on performance-based compensation	✗ No tax gross-up upon change-in-control

✓	Meaningful executive ownership guidelines that create a line of sight between stockholders and executive officers	✗ No repricing of stock options and no liberal share recycling

✓	Executive equity retention/holding requirements, clawback policy	✗ No across-the-board pay increases

✓	Manage compensation risk by using a variety of financial metrics in pay programs and capping payouts	✗ No formal non-qualified benefits or perquisite programs

✓	Regular review of share utilization	✗ No hedging or pledging of stock

✓	Use of independent compensation consultant	✗ No pension or executive SERP

How Compensation Decisions are Made

        Our Compensation Committee consists of three independent directors. As members of the Committee, we have established and oversee an executive compensation program directly linked to performance and the creation of long-term value for our stockholders. The program is designed to reward performance linked to stockholder value and support executive recruitment, engagement and retention.

        While overseeing the program and making compensation decisions, the Committee follows a thoughtful and deliberate approach that includes a number of qualitative and quantitative data points reviewed each year that are meant to balance business needs, individual and company performance and compensation rewards. Our annual process includes:

  •
  review of annual and long-term business plan and strategy;

  •
  review of Company results against prior year performance goals and alignment of pay and performance;

  •
  determination of upcoming year compensation program metrics and performance levels;

  •
  review of executive compensation and benefits benchmarking;

  •
  review of peer group benchmarking;

  •
  completion of compensation risk assessment; and

  •
  ongoing feedback from stockholder outreach.

        The Compensation Committee establishes the design of all executive pay programs, including those for our Chief Executive Officer. The Compensation Committee assesses market data and competitive practices, reviews and approves individual executive annual pay targets, sets financial and business metrics for performance-based plans, reviews results and approves final payout levels for executive officers.

The Role of the Executive Compensation Consultant

        The Compensation Committee has an independent executive compensation consultant that reports directly to the Committee. The Committee has the authority to retain, terminate, compensate and oversee any compensation consultant or other advisors to assist the Committee in the discharge of its responsibilities.

        Since February 2018, the Committee has engaged Willis Towers Watson as its outside compensation consultant. For fiscal 2019, Willis Towers Watson assisted the Compensation Committee with:

  •
  advice and analysis on the design, structure and level of executive compensation; focused heavily on long-term incentive compensation;

  •
  review of market survey and proxy compensation data for benchmarking;

  •
  advice on the external retail environment and evolving compensation trends;

  •
  peer group review and analysis; and

  •
  review of current and past retail practices for delivering performance-based pay in a challenging environment.

        Following a review of the independence of Willis Towers Watson, the Compensation Committee concluded that no conflict of interest exists with respect to the work of Willis Towers Watson. Willis Towers Watson did no other work with the Company in fiscal 2019. The Compensation Committee has a policy that states that any projects done with Willis Towers Watson outside of board and executive compensation activities must be reviewed and approved by the Committee.

        As compensation consultants, Willis Towers Watson representatives attend all Compensation Committee meetings, including executive sessions and are available to the Compensation Committee on an ongoing basis. Although the compensation consultants to the Compensation Committee work with our management on various matters for which the Compensation Committee is responsible, our management does not direct or oversee the retention or activities of Willis Towers Watson.

The Role of Management

        In reviewing and making compensation decisions, the Compensation Committee also relies on the CEO's view of the business, people strategy and the performance of other senior leaders. However, the CEO has no role in setting his own compensation package. Certain members of our management meet periodically with Willis Towers Watson consultants at the direction of the Compensation Committee to ensure the consultants have the information they need to advise the Compensation Committee. The compensation consultant works directly with the Compensation Committee on CEO compensation.

Stockholder Support of Fiscal 2018 Advisory Vote on Executive Compensation

        At our November 2018 annual stockholders' meeting, 99.5% of our stockholders who voted on our "Say on Pay" advisory proposal voted in favor of our executive compensation program, up from approximately 97.4% in the prior year. Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee takes the results of the stockholder vote into consideration when determining its approach to future compensation decisions. We look forward to continued feedback on compensation matters and other issues relevant to our business.

Our Use of Compensation Peer Group Analysis

        We generally review peer group information in making compensation determinations. In fiscal 2019, the Compensation Committee conducted a comprehensive review of our peer group to assure that it provides a relevant comparison to the market. The Compensation Committee considered a number of factors in determining the appropriate peer group including:

  •
  similar size in terms of revenue (1/2x to 2x our revenue);

  •
  financial performance (market capitalization, profitability, and gross margin); and

  •
  business model (e.g., retail, hard goods retail, household goods retail, and off-price retail, number of stores, number of employees).

        Companies may still be considered for inclusion in the peer group even if they do not meet all of the criteria. The Compensation Committee, with advice from Willis Towers Watson, elected to make no changes to our peer group in fiscal 2019. Our fiscal 2019 peer group is:

Fiscal 2019 Peer Group
At Home Group, Inc.	Ollie's Bargain Outlet Holdings, Inc.
Big 5 Sporting Goods Corporation	Pier 1 Imports, Inc.
Citi Trends, Inc.	Restoration Hardware
Five Below, Inc.	Shoe Carnival, Inc.
Haverty Furniture Companies, Inc.	Stage Stores, Inc.
Hibbett Sports, Inc.	Stein Mart, Inc.
Kirkland's, Inc.	The Cato Corporation
La-Z-Boy Incorporated	Vitamin Shoppe, Inc.

Fiscal 2019 Compensation Program and Payouts

Summary

        Our top priorities continued to be focused on making financial investments in the business and to create operational improvements to our processes and procedures in order to create sustainable profitability. As a result, for fiscal 2019 there was clear alignment between compensation received, and the financial outcomes of the business. The Compensation Committee confirmed the fiscal 2019 market position of our base salary, short-term cash incentive opportunity to be generally at the median of the market. Due to the granting of flat share long-term incentive awards equal to those granted in fiscal 2017 and fiscal 2018, long-term incentive compensation grant values are significantly below median of the market.

        In fiscal 2019, we continued to provide the same three basic elements of executive compensation, consisting of base salary, short-term incentive cash compensation and long-term equity compensation, with limited changes other than those business considerations and initiatives, as discussed below. This simplified approach to compensation provided motivation and clear line of sight between actions and results.

        A summary of those results follows:

Element of Compensation	FY2019 Action
Annual Base Salary	Generally, NEO compensation increases approximated the merit budget guidelines of 2.5% approved for all employees. Based on the results of the annual Executive Compensation Assessment study provided by Willis Towers Watson, the base salary for the Executive Vice President, Human Resources, General Counsel and Corporate Secretary lags the market base salary rates for similar positions at peer competitors. As a result, Ms. Zeterberg was given a market base salary adjustment, inclusive of merit, to $350,000.
Annual Cash Incentive Plan
In addition, each NEO's annual cash incentive award opportunity was based on achievement of operating income goals (80% of total) and the achievement of approved comparable sales growth percent (20% of total). At the close of the fiscal 2019 measurement period, the threshold level of comparable sales growth was not achieved, therefore no payout was earned for that metric. Operating income actual performance was 170% of target resulting in an overall annual incentive plan earned payout of 136% of target.
Equity Award Grants
Because the Company continues to believe that the current market value of our stock is undervalued, for the fiscal year 2019 grant, all participants, including Board members, received the same number of shares, based on organization level, which they received with the fiscal year 2017 and 2018 grants. The Compensation Committee also retained the performance based equity portion of the LTI awards for the CEO, CFO, Executive Vice Presidents and Senior Vice Presidents. All NEOs received a performance based LTI equity award opportunity measured over a 36-month performance period (with a maximum opportunity for performance above target level), tied to overall Company EBITDA, as adjusted.

The completion of our first long-term performance share cycle that began on July 1, 2016 and concluded on June 30, 2019 produced below threshold adjusted EBITDA financial results for the 36-month measurement period; therefore, no performance share awards for that cycle vested.

Pay Mix

        Our executive pay programs place a significant portion of the executive's total compensation at risk based on performance. As previously discussed, in fiscal 2018 the Compensation Committee chose to move from value-based dollar grants of LTI equity to flat share amounts equal to the same number of shares awarded in fiscal 2017 and continued this approach in fiscal 2019. Despite the continued flat-share approach to LTI granting practices, the NEO total compensation pay-at-risk ratio is significant. The charts below represent the targeted mix of pay between base salary, short-term and long-term incentives, exclusive of the one-time retention agreements, for our CEO and other NEOs for fiscal 2019:

Components of Compensation

Base salary

        Upon hire, a Tuesday Morning executive's base salary level is determined using a combination of internal and external factors. Individual base salary levels are designed to reward experience, retail knowledge, duties and scope of responsibility.

        Since we keep a significant percentage of compensation at risk, subsequent base salary increases are generally based on annual market movement and individual performance. Base salary may be reviewed at promotion or based on a change in responsibility. The Compensation Committee receives input from the Board of Directors regarding our CEO's performance, and the Committee receives input from the CEO on the other NEOs' performance.

        Based upon the factors described above, at the annual merit review in September 2018, the Compensation Committee generally awarded merit consistent with the merit budget guidelines provided to our broad-based employee population.

Named Executive Officer	Fiscal 2018 Annual Base Salary	Fiscal 2019 Annual Base Salary	Percent Increase
Steven R. Becker	$717,500	$735,500	2.5%
Stacie R. Shirley	$404,167	$415,000	2.7%
Phillip D. Hixon	$306,000	$314,000	2.6%
Trent E. Taylor	$350,000	$360,000	2.9%
Bridgett C. Zeterberg	$305,000	$350,000	14.8%*

*
Ms. Zeterberg received a market adjustment increasing her base salary from $305,000 to $350,000 in connection with her increased scope of responsibility.

Annual Cash Incentive Plan

        The Annual Cash Incentive Program is designed to recognize short-term operational and financial performance. The annual cash incentive is completely at risk and results are 100% formula driven. The individual target award opportunity levels are determined based on guidance from our independent compensation consultant's annual total compensation survey using external market data for comparable positions at our peer companies and in the market. Earned incentives are paid in cash at the end of the performance period. The executive must be employed by the Company at the time the awards are paid to earn an award.

        Under the fiscal 2019 Annual Cash Incentive Plan, participants had the opportunity to earn a target bonus payout as a percentage of incentive-eligible base salary. For fiscal 2019, the Compensation Committee determined that each NEO's annual cash incentive payments would be based on achievement of adjusted operating income goals (80% of total) and achievement of comparable sales percent growth (20% of total). Comparable sales growth was defined as the Company's percent increase in same store sales over last fiscal year for the period beginning July 1, 2018 and ending June 30, 2019. An operating income hurdle of ($20.9M) was required to earn a payout under the comparable sales metric (20% of total). Actual earned awards could range from 0% to a maximum of 200% of their target award opportunity. The actual payout percentage is interpolated on a straight line basis for points in between threshold and maximum performance.

Weighting	Metric
80%	Operating Income, as adjusted
20%	Comparable Sales Percent

	Threshold Performance Level (in millions)	Target Performance Level (in millions)	Maximum Performance Level (in millions)	Actual Results
Operating Income, as adjusted	$(19,100,000)	$(12,700,000)	$(9,500,000)	$(10,525,000)
Comparable Sales Percent	2.4%	4.4%	6.4%	0.4%

        The individual annual cash incentive level as a percent of annual base salary for the current NEOs for fiscal 2019 was:

	Fiscal 2019 Individual Annual Cash Incentive Level as a Percent of Base Salary
Named Executive Officer	Threshold Performance Level	Target Performance Level	Maximum Performance Level
Steven R. Becker	25%	100%	200%
Stacie R. Shirley	15%	60%	120%
Phillip D. Hixon	15%	60%	120%
Trent E. Taylor	15%	60%	120%
Bridgett C. Zeterberg*	13%	53%	107%

*
Ms. Zeterberg's promotion in February 2019 will result in a proration of her target award percent based on her promotion date.

Performance under Fiscal 2019 Plan

        The Company's operating loss for fiscal 2019 was $10,525,000 which resulted in a payout at 170% of target for that metric. The comparable sales percent metric did not reach threshold performance, thus no payout was awarded for that objective. The overall weighted payout performance for the plan year was 136% of target.

	Fiscal 2019 Individual Annual Cash Incentive Level as a Percent of Base Salary
Named Executive Officer	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Payout %	Actual Payout $
Steven R. Becker	25%	100%	200%	136%	$1,000,280
Stacie R. Shirley	15%	60%	120%	81.6%	$338,640
Phillip D. Hixon	15%	60%	120%	81.6%	$256,224
Trent E. Taylor	15%	60%	120%	81.6%	$293,760
Bridgett C. Zeterberg*	13%	53%	107%	73%	$257,833

*
Ms. Zeterberg's promotion in February 2019 will result in a proration of her target award percent based on her promotion date.

Long-Term Equity Incentives

        Our long-term equity incentive program ("LTI") is intended to align NEO interests with stockholders, drive decisions that result in sustained long-term financial and operational performance, and retain key executive talent. Our LTI Plan for fiscal 2019 included the following:

  •
  September annual grants, consistent with our total compensation philosophy which allows the timing of the annual base salary review for merit adjustments, results from the annual incentive plan, and equity grants for the upcoming year to be communicated after the completion of our fiscal year.

  •
  Beginning in fiscal 2017, the LTI equity program for senior leadership was updated to include performance-based restricted stock awards. The Compensation Committee remains committed to having a portion of the annual LTI equity grant for senior leadership tied to performance in addition to time-based awards. Therefore, the fiscal 2019 cycle of the LTI program for executives again included a 36-month performance cycle and is measured on total three-year EBITDA results at the end of the performance cycle. In addition, there is a +3% comparable sales modifier which may be applied at the end of the cycle. If overall comparable sales results are less than 3%, there will be a 25% reduction in earned performance-based RSAs.

        Under the fiscal 2019 LTI Program, the flat shares awarded were the same as the FY2017 mix of time-based to performance-based restricted awards:

Organization Level	Mix of Equity	Percent Performance Vesting	Percent Time Vesting
CFO	35%NQSO	30%	70%
	35% RSA
	30% PRSAs
EVP	35%NQSO	30%	70%
	35% RSA
	30% PRSAs
SVP	40%NQSO	25%	75%
	35% RSA
	25% PRSAs

  •
  Each executive's equity award target was determined by the individual NEO's executive level, external market competitiveness, as well as other factors as deemed appropriate by the Compensation Committee.

  •
  Full year award values were granted to new hires and those who are promoted into LTI-eligible jobs at the next regularly scheduled Compensation Committee meeting, and the subsequent annual award is prorated.

Awards to NEOs other than CEO

        In September 2018, for the fiscal 2019 grant cycle, our NEOs (excluding the CEO) at an Executive Vice President level received an equal number of shares to those received under the fiscal 2017 and fiscal 2018 grant cycles. The award mix included 35% of their long-term award value in time-based non-qualified stock options and 35% of their award value in time-based restricted shares, all of which vest ratably in four equal installments (25% per year) beginning on the first anniversary of the award date. In addition, they were granted 30% of their award value in performance-based restricted stock awards which will vest based on actual overall three-year Company EBITDA, as adjusted. Our Senior Vice Presidents also received an equal number of shares to those received under the fiscal 2017 and fiscal 2018 grant cycles. They received 40% of their long-term award value in time-based non-qualified stock options and 35% of their award value in time-based restricted shares, all of which vest ratably in four equal installments (25% per year) beginning on the first anniversary of the award date. In addition, they were granted 25% of their award value in performance-based restricted stock awards which will vest based on overall three-year Company EBITDA, as adjusted.

        The following table summarizes the grant date fair value of the fiscal 2019 LTI awards based on the market price of the Company's stock on the date of grant and the number of shares subject to awards granted to the NEOs (other than the CEO who is discussed separately below) in fiscal 2019 (with performance-based restricted stock reflected at target level performance). The market price of the stock on September 26, 2018 was $3.25 and was used to value the time vesting and performance-based restricted stock. The non-qualified stock options were valued using the appropriate Black Scholes inputs:

Executive	Date	Stock Options	Restricted Stock	Performance-based Restricted Stock at Target	Fiscal 2019 Grant Date Award Value
Stacie R. Shirley	9/26/2018	37,258	15,648	13,413	$158,364
Phillip D. Hixon	9/26/2018	37,258	15,648	13,413	$158,364
Trent E. Taylor	9/26/2018	37,258	15,648	13,413	$158,364
Bridgett C. Zeterberg	9/26/2018	17,742	6,520	4,657	$66,350

Other Compensation

  Executive Retention Agreements

        On May 1, 2018, the Compensation Committee, following consultation with its independent compensation consultant, approved entering into Retention Agreements with Stacie R. Shirley, Trent E. Taylor, Phillip D. Hixon and Bridgett C. Zeterberg, taking into account among other things, the strength of this team and the significant benefits of continuity, the competitive pressures in the retail industry and competitive hiring pressures specifically in the Dallas-Fort Worth market. In exchange for his or her agreement to remain employed with us through December 31, 2019, we will pay the following retention amounts to each executive who entered into a Retention Agreement, less all applicable payroll and other tax withholdings (the "Retention Payment"), $800,000 to Ms. Shirley, and $500,000 to each of Messrs. Taylor and Hixon and Ms. Zeterberg. Each Retention Payment will be paid in two installments: 30% of the Retention Payment was paid on January 15, 2019 (the "First Retention

Date"), and the remaining 70% of the Retention Payment will be payable on our first regularly scheduled payroll date following January 1, 2020 (the "Second Retention Date"), provided the executive has remained employed by the Company through the applicable retention date. The terms of the Retention Agreement are further described under "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2019 Table—Employment Agreements or Arrangements—Other Employment Agreements—Executive Retention Agreements." The payments received in fiscal 2019 under the Retention Agreements ($240,000 to Ms. Shirley and $150,000 to each of Messrs. Taylor and Hixon and Ms. Zeterberg) are reflected in the "Bonus" column in the Summary Compensation Table.

  Executive Severance Plan

        On May 1, 2018, the Compensation Committee, following consultation with its independent compensation consultant, and taking into account amongst other things, the competitive pressures in the retail industry and competitive hiring pressures in the Dallas-Fort Worth market, approved the adoption of the Tuesday Morning Corporation Executive Severance Plan (the "Severance Plan"). The adoption of the Severance Plan is to provide financial and transitional assistance to certain executives of the Company with the title of Senior Vice President or higher, which include our NEOs other than our CEO (the "Eligible Executives"), following a termination of employment under certain circumstances. The terms of the Severance Plan are further described under the "Potential Payments Upon Termination or Change in Control" section below.

  Other Compensation

        With respect to other compensation, our NEOs are entitled to participate in all employee benefit plans, including our 401(k) plan, health and dental plans, life insurance and disability plans. We do not offer non-qualified benefits such as deferred compensation, corporate-owned life insurance or supplemental executive retirement programs to our NEOs. In addition, we provide minimal perquisites to our executives which are referenced in footnote (4) of the Summary Compensation Table below. The Compensation Committee believes that the perquisites provided to our executives are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions. We do not provide tax gross-ups to our executive officers.

Chief Executive Officer Compensation

        In connection with his appointment to Chief Executive Officer in December 2015 , Mr. Steven R. Becker entered into an employment agreement with the Company, dated December 11, 2015 (the "Becker Employment Agreement"), the terms of which are described under "Narrative Disclosure to Summary Compensation Table" and "Potential Payments Upon Termination or Change in Control" sections below. On January 16, 2017, Mr. Becker was also appointed as the Company's President, though there were no changes in compensation or to his employment agreement as a result of this appointment.

        On May 1, 2018, following consultation with the Company's compensation consultants, the Compensation Committee determined that certain of the terms of Mr. Becker's employment agreement were not in line with general market or peer group standards. Accordingly, in May 2018, the Compensation Committee approved an amendment (the "Amendment") to the Becker Employment Agreement. The Amendment modifies the cash severance amounts Mr. Becker is eligible to receive upon his termination of employment by the Company without cause or by him for good reason, as follows: instead of a prorated annual bonus for the fiscal year of his termination of employment, he is now eligible to receive an amount equal to one times his annual bonus for such year at the target performance level, and if the termination of employment occurs within 12 months following a "change in control" (as defined in the Becker Employment Agreement), he is now eligible to receive an amount equal to 1.5 times his target annual bonus, payable at the same time as bonuses would otherwise be payable under the Company's annual bonus plan.

        Except as described above, the Becker Employment Agreement will continue in full force and effect in accordance with its terms and conditions. The terms of the Amendment are further described under the "Potential Payments Upon Termination or Change in Control" section below.

        The following table summarizes Mr. Becker's compensation for fiscal 2019:

Compensation Component	Fiscal 2019 Compensation
Annual Base Salary	$735,500
Target Short-Term Incentive Opportunity	100% of Base Salary
Annual LTI Equity Award	Grant of shares equal to those awarded in fiscal 2017
50% Time-Based Non-Qualified Stock Options (September 26, 2018 Grant Date)	248,385 options
50% Performance-Based Restricted Stock Award (September 26, 2018 Grant Date)	104,322 shares
"Maximum" Portion of Performance-Based Restricted Stock Award (for performance above target) (September 26, 2018 Grant Date)	104,322 shares
Supplemental Equity Award—Restricted Stock Units, Supplemental Long-Term Performance Cash Award	230,770
Other Compensation	$12,383

        Salary and Annual Cash Incentive—In September 2018, the Compensation Committee determined that, based on Company performance during the fiscal 2018 measurement period, the CEO base salary would increase to $735,500. This was an increase of 2.5% which was similar to the merit increase budget provided for all associates. Therefore, the Committee approved a base salary of $735,500 with a 100% short-term incentive target for fiscal 2019. The base salary and total target cash opportunity positioned Mr. Becker's cash compensation opportunity around the median of the proxy peer group and approximately at the 25th percentile of the broader retail industry.

        Equity Awards—At hire, the Compensation Committee determined that Mr. Becker's aggregate annual target LTI award value would be $1,400,000, with an additional maximum opportunity originally valued at $700,000 for performance above target level based on market. However, based on a depressed stock price, the LTI grant practices were updated in fiscal 2017 from a market-based dollar value grant to a flat share amount equal to the prior year.

        In fiscal 2019, the annual LTI grant was based on the same number of shares received in the prior year. This resulted in an annual LTI equity award grant on September 26, 2018 consisting of 248,385 time-based non-qualified stock options which vest ratably in four equal installments (25% per year) beginning on the first anniversary of the grant, and a 104,322 performance share restricted stock award at target level performance ("Target Level Restricted Stock Awards"). With respect to the performance-based restricted stock award included in the target award, Mr. Becker was also entitled to receive 104,322 shares of restricted stock, for performance exceeding target up to the maximum performance level ("Maximum Performance Restricted Stock Awards"). The inclusion of time-based and performance-based restrictions ensured that Mr. Becker's equity award would be "at risk", which promoted our desire to align CEO pay with superior Company performance and stockholder wealth accumulation.

        Under the September 26, 2018 performance-based fiscal 2019 restricted stock award, the 36-month performance period began on July 1, 2018 and ends on June 30, 2021. As outlined below, Mr. Becker's Target Level Restricted Stock Awards and Maximum Performance Restricted Stock Awards are subject to vesting upon achievement of threshold, target and maximum specified EBITDA goals and the achievement of same store sales goals at the end of the measurement period. The performance awards were designed to ensure that Mr. Becker's realizable compensation aligns with our long-term performance and stockholder value.

        The Target Level Restricted Stock Awards are subject to incremental vesting at the end of the performance period based upon achievement of threshold and target levels of cumulative EBITDA for the fiscal year ending June 30, 2021 and the Maximum Performance Restricted Stock Awards are subject to incremental vesting at the end of the performance period based upon achievement of maximum levels of EBITDA goals for the fiscal year ending June 30, 2021, and any vested amounts will be reduced by 25% if the Company's comparable store sales do not increase by a target average amount over the course of the performance period. The percentage of vested Target Level Restricted Stock Awards and Maximum Performance Restricted Stock Awards can be interpolated between the specified levels of performance required for vesting of each award.

        CEO Supplemental Long-term Award—In September 2018, the Compensation Committee approved a one-time supplemental long-term incentive award to the CEO. The award was valued at $1.5 million on the date of grant and is comprised of a 50% one-time cash award rewarding significant stock price appreciation over a 36-month performance period and 50% time-based Restricted Stock Units (230,770 units) vesting over four years at 25% per year beginning on the first anniversary of the grant. The ultimate value of both components of this award to the CEO is directly connected to stock price and provides further incentive to drive performance that directly impacts shareholder value creation. After carefully considering alternatives, and with the advice of its independent executive compensation consultant, the Compensation Committee selected this specific blend of long-term award because it properly reflected the Company's philosophy to ensure continuity of its leadership team and direct the talents of that team towards long-term shareholder value creation.

        Other Compensation—With respect to other compensation, Mr. Becker is entitled to participate in all employee benefit plans, including our 401(k) plan, health and dental plan, life insurance and disability plans. In addition, his employment agreement provides for one comprehensive executive physical each calendar year and attorney fees incurred in connection with the review of the employment agreement. Any compensation paid to Mr. Becker is subject to recovery based on the Company's clawback policy.

Fiscal 2020 Compensation Highlights

        The following is a brief summary of certain changes to the compensation of the NEOs for fiscal 2020 which is intended to provide additional information to stockholders in their review of our compensation program for fiscal 2019.

  Summary

        For fiscal 2020, the Compensation Committee continues to support a performance-based compensation philosophy. The compensation programs approved by the Compensation Committee include the following elements:

  •
  Annual Base Salary.  Generally, NEO compensation increases were within the overall merit budget guidelines of 2.5% approved for all employees.

  •
  Annual Cash Incentive Plan.  For 2020, the Compensation Committee has approved the same individual target incentive levels as were in place for fiscal 2019. In addition, each NEO's annual cash incentive award opportunity will continue to be based on achievement of operating income goals (80% of total) and the achievement of approved comparable sales growth percent (20% of total).

  •
  Equity Award Grants.  For fiscal 2018 and 2019, due to the depressed stock price, the Compensation Committee took a flat share approach and approved equity grants in an amount equal to the same number of shares granted in fiscal 2017. For fiscal 2019, this amount was approximately 48% of a regular grant. For fiscal 2020, in an attempt to return to a more regular grant, the Compensation Committee approved equity grants for the NEOs at 65% of the regular grant value but still below the market-based dollar value LTI target award opportunity. In addition for the fiscal 2020 grant, for executives other than the CEO, the Committee approved a performance cash component to the long-term incentive program which will be tied to 36-month EBITDA performance, as adjusted. The objective of adding a cash component to the long-term incentive program, in addition to time-based restricted stock awards, is to provide competitive pay opportunities for executives while adhering to our long-term value creation strategy while minimizing dilution. Replacing performance-based awards with the performance cash component continues to require the achievement of pre-established adjusted EBITDA results over a cumulative three-year period through the end of fiscal 2022.

  Base salary

        In September 2019, the Compensation Committee reviewed the salaries for the NEOs based on Company results, individual contributions, and the competitive market. As a result, for fiscal 2020, the base salary amounts for the NEOs are:

Named Executive Officer	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary
Steven R. Becker	$735,500	$750,000
Stacie R. Shirley	$415,000	$426,000
Phillip D. Hixon	$314,000	$322,000
Trent E. Taylor	$360,000	$370,000
Bridgett C. Zeterberg	$350,000	$370,000

  Annual Cash Incentive Plan

        Under the annual cash incentive plan for fiscal 2020, participants will continue to have the opportunity to earn a target annual incentive payout as a percentage of incentive-eligible base salary. For fiscal 2020, the Compensation Committee determined that each NEO's annual cash incentive payments will continue to be based on achievement of adjusted operating income goals (80% of total) and achievement of overall comparable sales growth (20% of total). Actual earned awards can range from 0% to a maximum of 200% of their target award opportunity. Executive payments will be based on threshold, target and maximum Operating Income and Comparable Sales Growth Percentage.

Weighting	Metric
80%	Operating Income, as adjusted
20%	Comparable Sales Growth %

        The individual annual cash incentive level as a percent of annual base salary for the NEOs for fiscal 2020, has not changed from fiscal 2019 and will be as follows:

	Fiscal 2020 Individual Annual Cash Incentive Level as a Percent of Base Salary
Named Executive Officer	Threshold Performance Level	Target Performance Level	Maximum Performance Level
Steven R. Becker	25%	100%	200%
Stacie R. Shirley	15%	60%	120%
Phillip D. Hixon	15%	60%	120%
Trent E. Taylor	15%	60%	120%
Bridgett C. Zeterberg	15%	60%	120%

  Annual LTI Program Equity Award Grants

        For fiscal 2020, in an attempt to return to a more regular grant, the Compensation Committee approved equity grants for the NEOs at 65% of the regular grant value, but still below the market-based dollar value LTI target award opportunity. In addition, for the fiscal 2020 grant, for executives other than the CEO, the Committee approved a performance cash component to the long-term incentive program which will be tied to 36-month EBITDA performance, as adjusted. The objective of adding a cash component to the long-term incentive program, in addition to time-based restricted stock awards, is to provide competitive pay opportunities for executives while adhering to our long-term value creation strategy while minimizing dilution. Replacing performance-based awards with the performance cash component continues to require the achievement of pre-established adjusted EBITDA results over a cumulative three-year period through the end of fiscal 2022.

        Non-CEO NEOs long-term incentive awards will contain 50% time-based restricted stock awards vesting over four years in 25% increments per year and 50% performance cash awards tied to EBITDA over a 36-month measurement period.

        The CEO was granted 50% performance-based restricted stock awards at target performance and 50% time-based restricted stock awards. The Compensation Committee approved the following equity grant guidelines for fiscal year 2020:

	Annual Grant Value
Level	Target payout	Maximum payout	Equity Mix at Target Performance
CEO	$910,000	$1,365,000	50% RSAs/50% Performance-Based RSAs
CFO	$195,000	$292,500	50% RSAs/50% Performance cash awards
EVP	$195,000	$292,500	50% RSAs/50% Performance cash awards

Additional Compensation Governance Policy and Practices

  Compensation Program Risk

        As part of its oversight of our executive pay programs, the Compensation Committee considers the impact of our compensation programs and the incentives created by the potential compensation rewards that it administers on our risk profile. In addition, we review all of our existing compensation policies and plans to determine whether they present a significant risk. Some of the factors included in this review are:

  •
  Board and Committee oversight;

  •
  Mix of fixed and variable compensation pay components;

  •
  Use of performance-based metrics in short-term and long-term equity incentive plans;

  •
  Use of relatively smooth performance ranges around target without steep payout cliffs that might encourage inappropriate short-term business decisions in order to achieve a payout;

  •
  Rewards tied to our formulaic results;

  •
  Caps on potential compensation earnings;

  •
  Stock vesting schedules;

  •
  Adoption of stock ownership requirements;

  •
  Use of independent compensation consultant; and

  •
  Adherence to company policies, internal controls, and risk management guideline.

Based on this review, we have concluded that our compensation policies and plans are not reasonably likely to have a material adverse effect.

  Compensation Committee Interlocks and Insider Participation

        None of the persons who served on our Compensation Committee during the last completed fiscal year (Sherry M. Smith, Frank M. Hamlin and Barry S. Gluck): (i) was formerly an officer of the Company; (ii) during the last fiscal year, was an officer or employee of the Company; or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the compensation committee or similar committee or as a member of the board of directors of any other entity one of whose executive officers served on the Compensation Committee or as a member of the Board of Directors of the Company.

  Stock Ownership Guidelines and Retention/Holding Requirements for Executives and Non-Employee Directors

        The Compensation Committee adopted stock ownership requirements for our NEOs and non-employee directors in 2014 which have been updated in 2015 and 2019. These guidelines are intended to encourage the investment by our directors and NEOs in the Company and to promote a long-term perspective in managing the company.

        A NEO's or non-employee director's minimum stock ownership value is calculated using his or her then current retainer or base salary. In order to reduce the impact of stock price fluctuation on a participant's ongoing obligation to achieve and maintain compliance with the guidelines, the value of the participant's holdings, as of any assessment date, will be based on the greater of the closing price of the Company's stock on the last trading day prior to the assessment, or the following:

  •
  with respect to shares of Company stock purchased on the open market, the cost of such shares,

  •
  with respect to restricted shares acquired under any Company stock incentive plan, the fair market value (as defined under the applicable stock incentive plan) on the date of grant, and

  •
  with respect to shares acquired under stock options, the fair market value at the time of exercise of the option.

        Once a participant has met the applicable ownership guideline, the number of shares a participant is expected to hold to meet the guideline remains fixed, and fluctuations in market value of the Company's shares do not increase or decrease the number of shares needed.

Organizational Level	Ownership Guideline as a Multiple of Base Salary/Annual Cash Retainer
Chief Executive Officer	5x
Executive Vice President	2x
Senior Vice President	1x
Non-Employee Directors	3x

        For purposes of calculating stock ownership, the following sources may be included:

  •
  shares of common stock owned outright by the non-employee director or officer, as well as stock owned by his or her immediate family members residing in the same household;

  •
  shares of common stock held in trust for the benefit of the non-employee director or officer, as well as his or her family;

  •
  unvested restricted stock or restricted stock units;

  •
  if applicable, shares of common stock held pursuant to deferred compensation arrangements; and

  •
  if applicable, shares purchased with amounts invested in the Company's retirement plans, including, without limitation, the 401(k) plan and any employee stock purchase plan.

Unexercised options and unearned performance shares are not counted toward stock ownership requirements.

        If an NEO or non-employee director has not met the stock ownership requirement, such NEO or non-employee director must retain 50% of the net shares (after cashless exercises of options and the payment of any applicable tax liability related to equity grants by the Company) of the vested long-term incentive plan shares or annual equity retainer awarded to the NEO or non-employee director. The NEO or non-employee director may sell Company stock acquired by exercising stock options for the limited purpose of paying the exercise price of the stock option and may sell shares to pay any applicable tax liability related to equity grants by the Company.

        Each of our directors and executive officers is in compliance with these requirements. Certain directors and executive officers have satisfied the minimum ownership levels and all other directors and executive officers are in compliance with the retention and holding requirements.

  Clawback Policy

        The Company may recoup all or any portion of any shares or cash paid to a participant in connection with an award, in the event of a restatement of the Company's financial statements as set forth in the Company's clawback policy, approved by the Board.

  Anti-Hedging and Anti-Pledging Policies

        We have an anti-hedging policy that prohibits the NEOs, the Company's Board of Directors and other Company employees from hedging against a decrease in the value of the Company's stock. Under the policy, the NEOs are prohibited from purchasing any financial instruments designed to offset decreases in the market value of the Company's stock. During fiscal 2019, all NEOs were in compliance with this policy.

        The Company has also adopted an anti-pledging policy that prohibits the NEOs, the Company's Board of Directors and other Company employees from holding the Company's stock in a margin account or otherwise pledging the Company's stock as collateral for a loan. None of the NEOs pledged any Company stock in fiscal 2019.

 SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation of each of the NEOs for the fiscal year ended June, 30, 2019, June 30, 2018 and June 30, 2017.

Name and Principal Position	Year	Salary ($)	(1)Bonus ($)	(2)Stock Awards ($)	(2)Option Awards ($)	(3)Non-Equity Incentive Plan Compensation ($)	Change In Pension Value And Nonqualified Deferred Compensation Earnings ($)	(4)All Other Compensation ($)	Total ($)
Steven R. Becker(5)	2019	732,500	—	1,089,049	426,104	1,000,280	—	12,383	3,260,316
President and Chief Executive	2018	717,500	—	255,589	299,503	—	—	12,156	1,284,748
Officer	2017	714,583	—	—	1,363,684	—	—	22,529	2,100,796
Stacie R. Shirley(6)	2019	413,195	240,000	94,448	63,916	338,640	—	12,402	1,162,601
Executive Vice President and	2018	404,167	—	71,199	44,926	—	—	15,878	536,170
Chief Financial Officer	2017	403,472	—	113,097	62,842	—	—	4,931	584,342
Phillip D. Hixon(7)	2019	312,667	150,000	94,448	63,916	256,224	—	14,954	892,209
Executive Vice President,	2018	306,000	—	71,199	44,926	—	—	15,091	437,216
Store Operations	2017	305,000	—	194,999	108,346	—	—	11,947	620,292
Trent E. Taylor(8)	2019	358,333	150,000	94,448	63,916	293,760	—	2,473	962,930
Chief Information Officer, Executive	2018	343,333	—	142,175	96,994	—	—	2,446	584,948
Vice President, Supply Chain and	2017	327,460	—	24,753	17,026	—	—	2,074	371,313
Inventory Management
Bridgett C. Zeterberg(9)	2019	342,500	150,000	36,325	30,025	257,833	—	10,916	827,599
Executive Vice President, Human Resources, General Counsel and Corporate Secretary

(1)
Represents payments made during fiscal 2019 under Retention Agreements executed during fiscal 2018. See "Executive Compensation—Compensation Discussion and Analysis—Other Compensation—Executive Retention Agreements" for additional information.

(2)
These columns represent the grant date fair value of the respective equity awards computed in accordance with Financial Accounting Standards Board's Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). The amounts reflect the probable outcome of performance conditions and market conditions as of the date of grant that affect the vesting of awards and exclude the impact of estimated forfeitures related to service-based vesting conditions. Refer to note (1)(l) and note (6) to the Company's consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for additional information on the valuation assumptions used in the calculation of grant date fair value for stock and option awards included in the Summary Compensation Table above. For additional information regarding stock and option awards to the NEOs, refer to the "Grants of Plan-Based Awards in Fiscal 2019" table and "Outstanding Equity Awards at 2019 Fiscal Year-End" table. The actual value realized by any named executive officer from these awards may range from $0 to greater than the amounts reported, depending on the Company's performance, the market value of our common stock and the officer's number of additional years of service with the Company.

A portion of the amounts reflected under stock awards for fiscal 2019 for the NEOs include the value of performance-based restricted stock awards (assuming target level performance), with values of $339,047 for Mr. Becker, $43,592 for Ms. Shirley, $43,592 for Mr. Hixon, $43,592 for Mr. Taylor and $15,135 for Ms. Zeterberg. The value of these performance-based restricted awards at the grant date assuming the highest level of performance was achieved is $678,094 for Mr. Becker, $87,184 for Ms. Shirley, $87,184 for Mr. Hixon, $87,184 for Mr. Taylor and $30,270 for Ms. Zeterberg.

(3)
Incentive payments were earned based on an overall plan performance of 136% of target under the Annual Cash Incentive Plan for fiscal 2019. See "Executive Compensation—Compensation Discussion and Analysis—Fiscal 2019 Compensation Program and Payouts—Components of Compensation—Annual Cash Incentive Plan" above for more information regarding the Annual Cash Incentive Plan.

(4)
The amounts set forth in this column reflect the following for the fiscal year ended June 30, 2019:

Name	Matching Contributions (3-a)	Life Insurance (3-b)	Long-Term Care Benefits (3-c)	Total
Steven R. Becker	11,200	1,183	—	12,383
Stacie R. Shirley	11,219	1,183	—	12,402
Phillip D. Hixon	11,160	3,388	406	14,954
Trent E. Taylor	—	2,473	—	2,473
Bridgett C. Zeterberg	9,133	1,783	—	10,916

(3-a)
Matching contributions allocated by the Company to each of the NEOs pursuant to the Company's 401(k) Profit Sharing Plan available to all eligible employees.

(3-b)
The value attributable to $300,000 of life insurance premiums (and imputed income) provided under the Company's health benefit program available to all eligible employees.

(3-c)
The value attributable to Long-term Care benefit coverage provided under a grandfathered long-term care insurance program.
(5)
Mr. Becker was appointed as Chief Executive Officer in December 2015 and was appointed as President in January 2017.

(6)
Ms. Shirley's appointment as Executive Vice President, Chief Financial Officer and Treasurer was approved on December 17, 2015, and she began service in this position on January 18, 2016. She served as Treasurer until January 31, 2019.

(7)
Mr. Hixon has served as Executive Vice President, Store Operations since September 2015. Prior to his promotion, Mr. Hixon held the position of Senior Vice President, Store Operations from June 2014 to September 2015.

(8)
Mr. Taylor was promoted to Chief Information Officer, Executive Vice President, Supply Chain and Inventory Management Officer on March 3, 2018. Prior to his promotion, Mr. Taylor held the position of Senior Vice President, Chief Information and Inventory Management Officer from June 2017 to March 2018. Mr. Taylor was promoted to Senior Vice President, Chief Information and Supply Chain Officer in January 2017.

(9)
Ms. Zeterberg was promoted to Executive Vice President Human Resources, General Counsel and Corporate Secretary in February 2019. Prior to her promotion to Executive Vice President Human Resources, General Counsel and Corporate Secretary, Ms. Zeterberg held the position of Senior Vice President Human Resources, General Counsel and Corporate Secretary.

 GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019

        The following table sets forth certain information with respect of the stock awards granted to the NEOs during the fiscal year ended June 30, 2019.

								All Other Stock Awards
									All Other Option Awards
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)						Grant Date Fair Value of Stock and Option Awards(4) $
								Number of Shares of Stock or Units(3) #	Number of Securities Underlying Options #
										Exercise or Base Price ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven R. Becker(5)	—	433,875	1,485,500	2,971,000	—	—	—	—	—	—	—
	9/26/18	—	—	—	52,161	104,322	208,644	—	—	—	339,047
	9/26/18	—	—	—	—	—	—	230,770	—	—	750,003
	9/26/18	—	—	—	—	—	—	—	248,385	3.25	426,104
Stacie R. Shirley(6)	—	62,250	249,000	498,000	—	—	—	—	—	—	—
	9/26/18	—	—	—	6,707	13,413	26,826	—	—	—	43,592
	9/26/18	—	—	—	—	—	—	15,648	—	—	50,856
	9/26/18	—	—	—	—	—	—	—	37,258	3.25	63,916
Phillip D. Hixon(7)	—	47,100	188,400	376,800	—	—	—	—	—	—	—
	9/26/18	—	—	—	6,707	13,413	26,826	—	—	—	43,592
	9/26/18	—	—	—	—	—	—	15,648	—	—	50,856
	9/26/18	—	—	—	—	—	—	—	37,258	3.25	63,916
Trent E. Taylor(8)	—	54,000	216,000	432,000	—	—	—	—	—	—	—
	9/26/18	—	—	—	6,707	13,413	26,826	—	—	—	43,592
	9/26/18	—	—	—	—	—	—	15,648	—	—	50,856
	9/26/18	—	—	—	—	—	—	—	37,258	3.25	63,916
Bridgett C. Zeterberg(9)	—	52,500	210,000	420,000	—	—	—	—	—	—	—
	9/26/18	—	—	—	2,329	4,657	9,314	—	—	—	15,135
	9/26/18	—	—	—	—	—	—	6,520	—	—	21,190
	9/26/18	—	—	—	—	—	—	—	17,742	3.25	30,025

(1)
For Messrs. Becker, Hixon and Taylor and for Mses. Shirley and Zeterberg, represents a grant pursuant to the Company's Annual Cash Incentive Plan for fiscal 2019 if the applicable Company financial performance metrics are satisfied. Incentive payments were earned based on an overall plan performance of 136% of target under the Annual Cash Incentive Plan for fiscal 2019. See "Executive Compensation—Compensation Discussion and Analysis—Fiscal 2019 Compensation Program and Payouts—Components of Compensation—Annual Cash Incentive Plan" above for more information regarding the Annual Cash Incentive Plan.

(2)
Includes performance-based stock restricted stock granted to the named executive officers. See "Executive Compensation—Compensation Discussion and Analysis—Fiscal 2019 Compensation Program and Payouts—Components of Compensation—Long-Term Equity Incentives" above for a description of these awards.

(3)
Includes time-vesting restricted stock granted to the named executive officers. Also includes CEO time-based special award. See "Executive Compensation—Compensation Discussion and Analysis—Fiscal 2019 Compensation Program and Payouts—Components of Compensation—Long-Term Equity Incentives" above for a description of these awards.

(4)
This column represents the grant date fair value of the respective equity awards computed in accordance with FASB ASC Topic 718. The amounts shown reflect the probable outcome of performance conditions and market conditions that affect the vesting of awards and exclude the impact of estimated forfeitures related to service-based vesting conditions. Refer to note (1)(l) and note (6) to the Company's consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for additional information on the valuation assumptions used in the calculation of grant date fair value for stock and option awards. All equity awards granted during fiscal 2019 were granted pursuant to the 2014 Plan. Stock options granted under the 2014 Plan have an exercise price equal to the closing price on the date of grant.

(5)
The equity awards granted to Mr. Becker consist of: (i) a grant of 104,322 shares of performance-based restricted stock (at target level performance) on September 26, 2018 which will be measured on June 30, 2021 and will vest in September 2021, subject to certain performance conditions and subject to the right to earn a minimum number of 52,161 shares for performance above threshold level, but below target level and a maximum of 208,644 shares if the maximum performance level is achieved; (ii) a grant of 230,770 time-vesting restricted stock units on September 26, 2018, which vest in four equal annual installments on September 26, 2019, September 26, 2020, September 26, 2021 and September 26, 2022, and (iii) a grant of stock options on September 26, 2018 to purchase 248,385 shares of the Company's Common Stock, which vest in four equal annual installments on September 26, 2019, September 26, 2020, September 26, 2021 and September 26, 2022.

(6)
The equity awards granted to Ms. Shirley consist of: (i) a grant of 13,413 shares of performance-based restricted stock (at target level performance) on September 26, 2018 which will be measured on June 30, 2021 and will vest in September 2021, subject to certain performance conditions and subject to the right to earn a minimum number of 6,707 shares for performance above threshold level, but below target level and a maximum of 26,826 shares if the maximum performance level is achieved; (ii) a grant of 15,648 shares of time-vesting restricted stock on September 26, 2018, which vest in four equal annual installments on September 26, 2019, September 26, 2020, September 26, 2021 and September 26, 2022; and (iii) a grant of stock options on September 26, 2018 to purchase 37,258 shares of the Company's Common Stock, which vest in four equal annual installments on September 26, 2019, September 26, 2020, September 26, 2021 and September 26, 2022.

(7)
The equity awards granted to Mr. Hixon consist of: (i) a grant of 13,413 shares of performance-based restricted stock (at target level performance) on September 26, 2018 which will be measured on June 30, 2021 and will vest in September 2021, subject to certain performance conditions and subject to the right to earn a minimum number of 6,707 shares for performance above threshold level, but below target level and a maximum of 26,826 shares if the maximum performance level is achieved; (ii) a grant of 15,648 shares of time-vesting restricted stock on September 26, 2018, which vest in four equal annual installments on September 26, 2019, September 26, 2020, September 26, 2021 and September 26, 2022; and (iii) a grant of stock options on September 26, 2018 to purchase 37,258 shares of the Company's Common Stock, which vest in four equal annual installments on September 26, 2019, September 26, 2020, September 26, 2021 and September 26, 2022.

(8)
The equity awards granted to Mr. Taylor consist of: (i) a grant of 13,413 shares of performance-based restricted stock (at target level performance) on September 26, 2018 which will be measured on June 30, 2021 and will vest in September 2021, subject to certain performance conditions and subject to the right to earn a minimum number of 6,707 shares for performance above threshold level, but below target level and a maximum of 26,826 shares if the maximum performance level is achieved; (ii) a grant of 15,648 shares of time-vesting restricted stock on September 26, 2018, which vest in four equal annual installments on September 26, 2019, September 26, 2020, September 26, 2021 and September 26, 2022; and (iii) a grant of stock options on September 26, 2018 to purchase 37,258 shares of the Company's Common Stock, which vest in four equal annual installments on September 26, 2019, September 26, 2020, September 26, 2021 and September 26, 2022.

(9)
The equity awards grants to Ms. Zeterberg consist of: (1) a grant of 4,657 shares of performance-based restricted stock (at target level performance) on September 26, 2018 which will be measured on June 30, 2021 and will vest in September 2021, subject to certain performance conditions and subject to the right to earn a minimum number of 2,329 shares for performance above threshold level, but below target level and a maximum of 9,314 shares if the maximum performance level is achieved; (ii) a grant of 6,520 shares of restricted stock on September 26, 2018, which vest in four equal installments on September 26, 2019, September 26, 2020, September 26, 2021 and September 26, 2022; and (iii) a grant of stock options on September 26, 2018 to purchase 17,742 shares of the Company's Common Stock, which vest in four equal annual installments on September 26, 2019, September 26, 2020, September 26, 2021 and September 26, 2022.

 NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019 TABLE

Employment Agreements or Arrangements

  Employment Agreement with Mr. Becker

        In connection with Mr. Becker's appointment as Chief Executive Officer, the Company entered into an employment agreement with Mr. Becker on December 11, 2015, which was amended in May 2018. In the Becker Employment Agreement, Mr. Becker agreed to serve as Chief Executive Officer for an initial term ending June 30, 2019. The initial term of employment automatically renews for successive one-year periods unless either party provides notice of non-renewal at least 90 days prior to the expiration of the then current employment term.

        Under the Becker Employment Agreement, Mr. Becker is entitled to, among other things, an annual base salary of not less than $700,000. The base salary payable to Mr. Becker is intended to provide a fixed component of compensation reflecting his skill set, experience, role and responsibilities. In addition, Mr. Becker also is eligible for annual equity grants under the 2014 Plan, with the actual amounts subject to the approval of the Board's Compensation Committee. See "Grants of Plan-Based Awards in Fiscal 2019" for additional information.

        Mr. Becker also is eligible to earn an annual bonus each fiscal year under the Company's Annual Cash Incentive Plan with a threshold opportunity equal to 50% of his base salary, a target opportunity equal to 100% of his base salary, a maximum opportunity equal to 150% of his base salary and a maximum opportunity equal to 200% of his base salary. No payments were made to Mr. Becker under the Company's Annual Cash Incentive Plan for fiscal 2016, fiscal 2017 or fiscal 2018 as the threshold performance levels for each fiscal year were not achieved. For fiscal 2019, a formulaic payment of $1,000,280 was earned.

        In the Becker Employment Agreement, Mr. Becker has agreed to certain restrictive covenants during the employment term and for one year thereafter (or 18 months if Mr. Becker is terminated for any reason on or within 12 months following a change in control).

        Under the Becker Employment Agreement, the amendment and the agreements governing Mr. Becker's equity awards, Mr. Becker is entitled to certain severance benefits as discussed below under "Potential Payments upon Termination or Change of Control."

Other Employment Agreements

  Executive Retention Agreements

        On May 1, 2018, the Compensation Committee, following consultation with its independent compensation consultant, also approved Retention Agreements with Stacie R. Shirley, Trent E. Taylor, Phillip D. Hixon, and Bridgett C. Zeterberg taking into account, among other things, the competitive pressures in the retail industry and competitive hiring pressures in the Dallas-Fort Worth market. In exchange for each executive's agreement to remain employed with the Company through December 31, 2019, the Company agreed to pay the following retention amounts to each executive who entered into a Retention Agreement, less all applicable payroll and other tax withholdings (the "Retention Payment"): $800,000 to Ms. Shirley, and $500,000 to each of Messrs. Taylor and Hixon and Ms. Zeterberg. Each Retention Payment is payable in two installments: 30% of the Retention Payment was paid on the first regularly scheduled payroll date following January 1, 2019 (the "First Retention Date"), and the remaining 70% of the Retention Payment will be payable on the first regularly scheduled payroll date following January 1, 2020 (the "Second Retention Date"), provided the executive has remained employed by the Company through each applicable retention date. If a change in control of the Company occurs after the First Retention Date but prior to the Second Retention Date, and the executive is employed by the Company on the closing date of the change in control, then the executive will receive the full amount of any unpaid portion of the Retention Payment on the closing date of the change in control.

        In the event an executive's employment is terminated by the Company without "cause," by an executive for "good reason" (but only if such termination of employment for good reason occurs within 18 months following the closing date of a change in control), or due to an executive's death or "total and permanent disability" (as each such term is defined in the Retention Agreements), then subject to the executive (or his or her estate) returning a validly executed, irrevocable release of claims within 30 days (or longer period if required by law) of the executive's employment termination date, the executive (or his or her estate) generally will receive the full amount of any unpaid portion of the Retention Payment on the next regularly scheduled payroll date following the date we receive the validly executed, irrevocable release of claims from the executive (or his or her estate). In addition, the entire Retention Payment will be forfeited by an executive if he or she (or his or her estate) refuses to sign or fails to timely return the release or if the executive violates any of the Retention Agreement's restrictive covenants, which include certain confidential information and non-disclosure obligations as well as non-disparagement, non-solicitation, and non-compete provisions. Under the terms of the Retention Agreements, in the event an executive receives payment of all or a portion of the Retention Payment and subsequently violates any of the Retention Agreement's restrictive covenants during the applicable restrictive covenant period (as set forth in the Retention Agreements), then the executive will forfeit any unpaid portion of the Retention Payment and must immediately repay the full amount of the Retention Payment previously paid to the executive, less any taxes originally withheld by us from the payment.

        In January 2019, 30% of the Retention Payment payable on the First Retention Date was paid to each executive who entered into a Retention Agreement, less all applicable payroll and other tax withholdings: $240,000 to Ms. Shirley, and $150,000 to each of Messrs. Taylor and Hixon and Ms. Zeterberg.

  Other Agreements

        Except as disclosed above, the Company is not a party to other employment agreements with any other current or former NEOs identified in the Summary Compensation Table other than at-will employment arrangements. Named executive officers are participants in the Severance Plan as discussed further below under "Potential Payments Upon Termination or Change in Control."

        The Company has entered into indemnification agreements with each named executive officer, each in a form approved by the Board and previously disclosed by the Company. The Company has also entered into a form of the indemnification agreement with each of its directors. The Board has further authorized the Company to enter into the form of indemnification agreement with future directors and executive officers of the Company and other persons or categories of persons that may be designated from time to time by the Board. The indemnification agreement supplements and clarifies existing indemnification provisions of the Company's Certificate of Incorporation and Bylaws and, in general, provides for indemnification to the fullest extent permitted by law, subject to the terms and conditions provided in the indemnification agreement. The indemnification agreement also establishes processes and procedures for indemnification claims, advancement of expenses and costs and other determinations with respect to indemnification.

Awards under Equity Plans

        The equity awards granted to the NEOs during fiscal 2019 included annual LTI. In addition, Mr. Becker was granted a supplemental equity award consisting of time-vesting restricted stock units and a performance-based cash award, as described above under "Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—Supplemental CEO Equity Award".

        With respect to the stock option awards and restricted stock awards described under "Grants of Plan-Based Awards in Fiscal 2019," such awards require that the named executive officer remain employed by the Company until the respective dates listed in the table (or provide consulting services if no longer employed by the Company) and, in the case of performance-based awards, that certain performance metrics be achieved, in each case, subject to acceleration of vesting in certain circumstances described below under "Potential Payments upon Termination or Change of Control."

Annual Cash Incentive Plan

        See "Executive Compensation—Compensation Discussion and Analysis—Fiscal 2019 Compensation Program and Payouts—Components of Compensation—Annual Cash Incentive Plan" above for a description of the Annual Cash Incentive Plan for fiscal 2019 and the discussion of certain provisions of the Annual Cash Incentive Plan in "Potential Payments upon Termination or Change of Control" below.

 OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR-END

        The following table sets forth certain information with respect of the stock awards held by the NEOs as of June 30, 2019.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1) ($)
Steven R. Becker	10,000	—	—	4.22	7/1/22		—		—	—		—
	221,631	73,877	—	5.64	2/2/26	(2)	—		—	—		—
	124,193	124,192	—	6.71	9/1/26	(3)	—		—	—		—
	62,097	186,288	—	2.45	9/19/27	(4)	—		—	—		—
	—	248,385	—	3.25	9/26/28	(5)	—		—	—		—
	—	—	—	—	—		230,770	(6)	390,001	—		—
	—	—	—	—	—		—		—	104,322	(7)	176,304
	—	—	—	—	—		—		—	104,322	(8)	176,304
Stacie R. Shirley	60,445	20,148	—	5.64	2/2/26	(2)	—		—	—		—
	10,805	10,805	—	6.71	9/1/26	(3)	—		—	—		—
	9,315	27,943	—	2.45	9/19/27	(4)	—		—	—		—
	—	37,258	—	3.25	9/26/28	(5)	—		—	—		—
	—	—	—	—	—		6,649	(9)	11,237	—		—
	—	—	—	—	—		4,538	(10)	7,669	—		—
	—	—	—	—	—		11,736	(11)	19,834	—		—
	—	—	—	—	—		15,648	(12)	26,445
	—	—	—	—	—		—		—	13,413	(13)	22,668
	—	—	—	—	—		—		—	13,413	(14)	22,668
Phillip D. Hixon	10,000	—	—	12.83	11/6/23		—		—	—		—
	4,674	—	—	14.19	2/18/24		—		—	—		—
	14,046	—	—	18.42	8/26/24		—		—	—		—
	10,024	—	—	19.36	2/10/25		—		—	—		—
	64,083	21,360	—	7.90	(9/3/25)	(15)	—		—	—		—
	35,000	—	—	5.95	11/2/25		—		—	—		—
	18,629	18,629	—	6.71	9/1/26	(3)	—		—	—		—
	9,315	27,943	—	2.45	9/19/27	(4)	—		—	—		—
	—	37,258	—	3.25	9/26/28	(5)	—		—	—		—
	—	—	—	—	—		2,373	(16)	4,010	—		—
	—	—	—	—	—		7,824	(10)	13,223	—		—
	—	—	—	—	—		11,736	(11)	19,834	—		—
	—	—	—	—	—		15,648	(12)	26,445	—		—
	—	—	—	—	—		—		—	13,413	(13)	22,668
	—	—	—	—	—		—		—	13,413	(14)	22,668
Trent E. Taylor	16,962	5,653	—	6.58	5/16/26	(17)	—		—	—		—
	2,928	2,927	—	6.71	9/1/26	(3)	—		—	—		—
	4,436	13,306	—	2.45	9/19/27	(4)	—		—	—		—
	9,315	27,943	—	3.95	3/26/28	(18)	—		—	—		—
	—	37,258	—	3.25	9/26/28	(5)
	—	—	—	—	—		2,374	(19)	4,012	—		—
	—	—	—	—	—		1,076	(10)	1,818	—		—
	—	—	—	—	—		4,890	(11)	8,264	—		—
	—	—	—	—	—		11,736	(20)	19,834	—		—
	—	—	—	—	—		15,648	(12)	26,445	—		—
	—	—	—	—	—		—		—	4,657	(13)	7,870
	—	—	—	—	—		—		—	13,413	(21)	22,668
	—	—	—	—	—		—		—	13,413	(14)	22,668
Bridgett C. Zeterberg	9,407	9,406	—	7.91	7/12/26	(22)	—		—	—		—
	1,508	1,508	—	6.71	9/1/26	(3)	—		—	—		—
	4,436	13,306	—	2.45	9/19/27	(4)	—		—	—		—
	—	17,742	—	3.25	9/26/28	(5)	—		—	—		—
	—	—	—	—	—		3,950	(23)	6,676	—		—
	—	—	—	—	—		554	(10)	936	—		—
	—	—	—	—	—		4,890	(11)	8,264	—		—
	—	—	—	—	—		6,520	(12)	11,019	—		—
	—	—	—	—	—		—		—	4,657	(13)	7,870
	—	—	—	—	—		—		—	4,657	(14)	7,870

(1)
Market value was determined using the closing price of Common Stock of $1.69, which was the closing price as reported on NASDAQ on June 28, 2019.

(2)
These options vest in four equal annual installments, with 75% having vested through February 2, 2019, and the remaining portion vesting on February 2, 2020.

(3)
These options vest in four equal annual installments, of which 75% having vested through September 1, 2019, and the remaining portion vesting September 1, 2020.

(4)
These options vest in four equal annual installments, with 50% having vested through September 19, 2019, and the remaining portion vesting on September 19, 2020 and September 19, 2021.

(5)
These options vest in four equal annual installments, of which 25% having vested through September 26, 2019, and the remaining portions vesting on September 26, 2020, September 26, 2021 and September 26, 2022.

(6)
These time-vesting restricted stock units granted on September 26, 2018 vest in four equal annual installments, of which 25% having vested through September 26, 2019, and the remaining portions vesting on September 26, 2020, September 26, 2021 and September 26, 2022.

(7)
These performance-based restricted stock shares will be measured on June 30, 2020 and will vest in September 2020, subject to certain performance conditions. These figures do not include an additional 104,322 shares that would vest if maximum performance levels are achieved because the threshold level of performance has not been achieved during the performance period.

(8)
These performance-based restricted stock shares will be measured on June 30, 2021 and will vest in September 2021, subject to certain performance conditions. These figures do not include an additional 104,322 shares that would vest if maximum performance levels are achieved because the threshold level of performance has not been achieved during the performance period.

(9)
These restricted stock shares granted on February 2, 2016 vest in four equal annual installments, of which 75% of the shares having vested through February 2, 2019, and the remaining portion vesting on February 2, 2020.

(10)
These restricted stock shares vest in four equal annual installments, of which 75% of the shares having vested through September 1, 2019 and the remaining portion vesting on September 1, 2020.

(11)
These restricted stock shares vest in four equal annual installments, of which 50% of the shares having vested through September 19, 2019, and the remaining portion vesting on September 19, 2020 and September 19, 2021.

(12)
These restricted stock shares vest in four equal annual installments, of which 25% of the shares having vested through September 26, 2019, and the remaining portion vesting on September 26, 2020, September 26, 2021 and September 26, 2022.

(13)
These performance-based restricted stock shares will be measured on June 30, 2020 and will vest in September 2020, subject to certain performance conditions. These figures do not include additional shares (13,413 shares for each of Mr. Hixon and Ms. Shirley, 4,657 shares for Mr. Taylor and Ms. Zeterberg) that would vest if maximum performance levels are achieved because the threshold level of performance has not been achieved during the performance period.

(14)
These performance-based restricted stock shares will be measured on June 30, 2021 and will vest in September 2021, subject to certain performance conditions. These figures do not include additional shares (13,413 shares for each of Messrs. Hixon and Taylor and Ms. Shirley and 4,657 shares for Ms. Zeterberg) that would vest if maximum performance levels are achieved because the threshold level of performance has not been achieved during the performance period.

(15)
These options vested in four equal annual installments, with 75% having vested through September 3, 2018 and the remaining portion having vested on September 3, 2019.

(16)
These restricted stock shares vested in four equal installments, with 75% having vested through September 3, 2018, and the remaining portion having vested on September 3, 2019.

(17)
These options vest in four equal installments, with 75% having vested through May 16, 2019, and the remaining portion vesting on May 16, 2020.

(18)
These options vest in four equal annual installments, with 25% having vested on March 26, 2019, and the remaining portion vesting on March 26, 2020, March 26, 2021 and March 26, 2022.

(19)
These restricted stock shares vest in four equal annual installments, with 75% having vested through May 16, 2019, and the remaining portion vesting on May 16, 2020.

(20)
These restricted stock shares vest in four equal installments, with 25% having vested on March 26, 2019, and the remaining portion vesting on March 26, 2020, March 26, 2021 and March 26, 2022.

(21)
These performance-based restricted stock shares will be measured on June 30, 2021 and will vest in September 2021, subject to certain performance conditions. These figures do not include an additional 13,413 shares that would vest if maximum performance levels are achieved because the threshold level of performance has not been achieved during the performance period.

(22)
These options vest in four equal annual installments, with 75% having vested through July 12, 2019, and the remaining portion vesting on July 12, 2020.

(23)
These restricted stock shares vest in four equal annual installments, with 75% having vested through July 12, 2019, and the remaining portion vesting on July 12, 2020.

 OPTION EXERCISES AND STOCK VESTED IN FISCAL 2019

        The following table contains information regarding the value received by the NEOs upon option award exercises and restricted stock award vesting during the fiscal year ended June 30, 2019.

	Stock Option		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Steven R. Becker	—	—	—	—
Stacie R. Shirley	—	—	12,830	33,883
Phillip D. Hixon	—	—	10,865	32,776
Trent E. Taylor	—	—	8,454	19,440
Bridgett C. Zeterberg	—	—	3,882	11,265

(1)
Based on the closing price of our Common Stock on the applicable vesting date.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        The tables below reflect the amount of compensation payable to each of the NEOs of the Company in the event of termination of such executive's employment or upon a change of control of the Company. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary termination without cause, involuntary termination with cause, retirement, in the event of the executive's death or disability and in connection with a change of control is shown below. Amounts for awards granted pursuant to the Tuesday Morning Corporation 2008 Long-Term Equity Incentive Plan 2008 (the "2008 Plan") and the 2014 Plan are calculated for purposes of the tables below, in the case of restricted stock, based on the closing price of Common Stock as of June 28, 2019 ($1.69). Since the market price as of June 28, 2019 is below the exercise price of all outstanding stock options, no amounts are shown with respect to stock options.

Payments Made Upon Termination

        Regardless of the manner in which a named executive officer's employment terminates, he or she is generally entitled to receive amounts earned during his or her term of employment. Such amounts include:

  •
  any accrued, unpaid base salary through the date of termination, any payments or benefits under employee benefit plans in which the executive participates on the date of termination and any unreimbursed expenses; and

  •
  awards granted pursuant to the 2008 Plan and the 2014 Plan (as amended), to the extent vested or exercisable, except in the case of certain terminations for "cause" as discussed below.

Long-Term Incentive Plans

        Under the terms of the 2008 Plan and the 2014 Plan (as amended) (and any related award agreements thereunder), upon an executive's voluntary termination or involuntary termination without "cause," all of the executive's options that were exercisable on the date of such termination remain exercisable for a period of 90 days after the date of such termination (but no later than the original expiration date of the options); provided that the executive does not violate any applicable non-compete provisions pursuant to such executive's employment arrangement during such period, subject to certain exceptions, and all options that were not exercisable on such date will be forfeited.

        Under the terms of the 2008 Plan and the 2014 Plan (as amended) (and any related award agreements thereunder), upon an executive's voluntary termination or involuntary termination for any reason (other than death, disability, retirement or in connection with a "change in control"), all unvested shares of restricted stock will be forfeited, provided that certain awards may continue to vest if the former executive serves as a director or consultant to the Company.

        The award agreements under the 2008 Plan (for awards granted before February 18, 2014) generally define "cause" to mean (i) the commission of a felony or a crime involving moral turpitude or any other act or omission involving dishonesty, disloyalty or fraud, (ii) conduct tending to bring the Company into public disgrace, (iii) substantial and repeated failure to perform duties properly assigned to the executive, (iv) gross negligence or willful misconduct, or (v) breach of duty of loyalty or other act of fraud or dishonesty. During fiscal 2014, we adopted amended forms of award agreements for awards under the 2008 Plan, effective for awards granted under the plan on or after such date, under which "cause" is defined to mean (i) commission of fraud, embezzlement, theft, felony or an act of dishonesty in the course of the executive's employment which damaged the Company, (ii) disclosure of trade secrets of the Company, or (iii) violation the terms of any non-competition, non-disclosure or similar agreement to which the executive is a party. Award agreements under the 2014 Plan define "cause" to mean the same as such term is defined under the amended forms of award agreements for the 2008 Plan.

        The 2008 Plan also defines "cause" more broadly with respect to general provisions relating to forfeiture or recoupment of awards, whether exercised or unexercised or vested or unvested. If the committee administering the 2008 Plan finds that a holder of an award granted under the 2008 Plan, (i) committed fraud, embezzlement, theft, felony, a crime involving moral turpitude or an act of dishonesty in the course of his or her employment which damaged the Company, (ii) disclosed trade secrets of the Company, (iii) violated the terms of any non-competition, non-disclosure or similar agreement, (iv) knowingly caused or assisted in causing the publicly released financial statements of the Company to be misstated, (v) substantially and repeatedly failed to perform the duties of such executive's office, (vi) committed gross negligence or willful misconduct, (vii) materially breached such executive's employment agreement, (viii) failed to correct or otherwise rectify any failure to comply with reasonable instruction from the Company that could materially or adversely affect the Company, (ix) willfully engaged in conduct materially injurious to the Company, (x) harassed or discriminated against the Company's employees, customers or vendors, (xi) misappropriated funds or assets, (xii) willfully violated Company policies or standards of business conduct, (xiii) failed to maintain specified immigration status, or (xiv) knowingly caused or assisted in causing the Company to engage in criminal misconduct, then some or all awards awarded to such holder, and all net proceeds realized with respect to any such awards, will be forfeited to the Company as determined by the committee. The committee may also specify in an award agreement that the rights, payments, and benefits of a holder of an award granted under the 2008 Plan with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award.

        Under the terms of the 2008 Plan and the 2014 Plan (as amended) (and any related award agreements thereunder), upon an executive's involuntary termination for "cause," all of the executive's options will be forfeited immediately upon termination, whether or not then exercisable.

Annual Cash Incentive Plan

        Under the terms of the Annual Cash Incentive Plan, if a participating executive's employment is terminated voluntarily for any reason, or is terminated by the Company for any reason other than death or disability, during a performance period, the participating executive will immediately forfeit any right to receive any incentive cash bonus for such performance period. If the termination occurs after the end of the performance period, but prior to the date of actual payment for such performance period, the committee administering the Annual Cash Incentive Plan may pay the terminated executive an amount not to exceed the amount of incentive cash bonus earned for such performance period.

Severance Plan

        Pursuant to the Severance Plan, in the event an Eligible Executive's employment is terminated by us without "cause" (as each such term is defined in the Severance Plan) at any time during the Severance Plan's term or by an Eligible Executive for "good reason", but only if such termination by the Eligible Executive for good reason occurs within 18 months following the closing date of a change in control, the Eligible Executive will be eligible to receive the following:

  •
  Severance Benefits: If an Eligible Executive is a senior vice president, he or she will be eligible to receive severance payments of an amount equal to one times his or her annual base salary in effect immediately prior to such Eligible Executive's termination of employment, payable in equal installments in accordance with our regular payroll procedures for 12 months. If an Eligible Executive is an executive officer higher than a senior vice president, he or she will instead be eligible to receive severance payments of an amount equal to 1.5 times his or her annual base salary in effect immediately prior to such Eligible Executive's termination of employment, payable in equal installments in accordance with our regular payroll procedures for 18 months. The amount of an Eligible Executive's annual base salary used to determine his or her severance amounts will not include any bonuses or financial perquisites. Generally, severance payments will commence on our next regularly scheduled payroll date immediately following the date we receive a validly executed, irrevocable release of claims from the Eligible Executive.

  •
  In the event the Eligible Executive's termination of employment occurs within 18 months following a change in control (the "Change in Control Period"), the Eligible Executive's severance payments will be increased as follows: if an Eligible Executive is a senior vice president, his or her aggregate severance payments will be equal to 1.5 times such Eligible Executive's annual base salary, and if an Eligible Executive is an executive officer higher than a senior vice president, his or her aggregate severance payments will be equal to two times such Eligible Executive's annual base salary, in each case, as in effect immediately prior to his or her termination of employment, excluding all bonuses and financial perquisites, and payable in a lump sum on the first date his or her severance payments would have commenced had the termination of employment not occurred during the Change in Control Period as described above.

  •
  Benefits Continuation Payments: Provided the Eligible Executive timely elects to continue in our group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), monthly payments equal to the employer-portion of health insurance premiums for our active employees for up to the number of months the Eligible Executive's severance benefits described above are payable (or, if earlier, until such Eligible Executive's COBRA coverage terminates for any reason), and provided further that the Eligible Executive timely returns a validly executed, irrevocable release of claims as described above. Benefits continuation payments will commence on the same date as the severance benefits described above commence.

  •
  Outplacement Benefits: Outplacement services provided by an outplacement firm selected by us for up to six months, provided the Eligible Executive timely returns a validly executed, irrevocable release of claims as described above.

        No benefits will be payable pursuant to the Severance Plan to an Eligible Executive for any termination of his or her employment other than by us without cause or by the Eligible Executive for good reason during the Change in Control Period (e.g., termination due to the Eligible Executive's death, disability, voluntary resignation without good reason, retirement, etc.). In addition, if an Eligible Executive is party to a severance agreement with us on the date his or her employment with us ends, the Eligible Executive will not be eligible for benefits under the Severance Plan if such benefits would be duplicative of any benefits he or she is eligible to receive pursuant to the terms of his or her severance agreement, and an Eligible Executive will cease receiving any benefits under the Severance Plan if he or she fails to comply with any written agreement in effect between the Eligible Executive and us (or any of our subsidiaries) that contains non-competition, non-solicitation, or confidentiality provisions.

Offer Letters

        In connection with Ms. Shirley's appointment as Executive Vice President, Chief Financial Officer and Treasurer, the Company agreed to certain employment arrangements with Ms. Shirley on December 17, 2015 pursuant to an offer letter from the Company. Ms. Shirley's offer letter provides that in the event of an involuntary termination of her employment, Ms. Shirley will be entitled to receive a severance payment equal to her annual base salary as well as health benefits paid by the Company for 12 months in exchange for an executed severance agreement and release of claims.

        In connection with Ms. Zeterberg's appointment as Senior Vice President, General Counsel and Corporate Secretary, the Company agreed to certain employment arrangements with Ms. Zeterberg pursuant to an offer letter from the Company. Ms. Zeterberg's offer letter provides that in the event of an involuntary termination of her employment, Ms. Zeterberg will be entitled to receive a severance payment equal to her annual base salary as well as health benefits paid by the Company for 12 months in exchange for an executed severance agreement and release of claims.

Executive Retention Agreements

        The Company has entered into Retention Agreements with Stacie R. Shirley, Trent E. Taylor, Phillip D. Hixon, and Bridgett C. Zeterberg providing for retention payments in exchange for each executive's agreement to remain employed with the Company through December 31, 2019. In January 2019, 30% of the Retention Payment payable on the First Retention Date was paid to each executive who entered into a Retention Agreement, less all applicable payroll and other tax withholdings: $240,000 to Ms. Shirley, and $150,000 to each of Messrs. Taylor and Hixon and Ms. Zeterberg.

        For additional information regarding these Retention Agreements, including payments required in the event an executive's employment is terminated by the Company without "cause", by an executive for "good reason" (but only if such termination of employment for good reason occurs within 18 months following the closing date of a change in control), or due to an executive's death or "total and permanent disability" (as each such term is defined in the Retention Agreements), see "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2019 Table—Employment Agreements or Arrangements—Other Employment Agreements—Executive Retention Agreements."

Payments Made Upon Retirement

        In the event of the retirement of a named executive officer (in addition to the items identified above under "Payments Made Upon Termination"), under the terms of the 2008 Plan and the 2014 Plan (as amended), all of the executive's options that were exercisable on the date of such retirement remain exercisable for a period of up to three years after the date of such retirement (but no later than the original expiration date of the options); provided that the executive does not compete against the Company (as defined in the applicable plan or award agreement) during such period, subject to certain exceptions, and all options that were not exercisable on such date will be forfeited, provided that certain awards may continue to vest if the former executive serves as a director or consultant to the Company. Upon the executive's retirement, all unvested shares of restricted stock awarded under the 2008 Plan and the 2014 Plan (as amended) will be forfeited, provided that certain awards may continue to vest if the former executive serves as a director or consultant to the Company. The 2008 Plan generally defines "retirement" to mean the same as such term is defined under any Company pension plan or retirement program or as otherwise approved by the committee administering the plan. The 2014 Plan defines "retirement" to mean an executive's termination of service solely due to retirement upon or after the attainment of age 65.

        No benefits will be payable pursuant to the Severance Plan to an Eligible Executive for any termination due to retirement, and no payments will be required under the Retention Agreements due to retirement.

Payments Made Upon Death or Disability

        In the event of the death or disability of a named executive officer (in addition to the items identified above under "Payments Made Upon Termination") the named executive officer would receive payments under the Company's disability or life insurance plan, as appropriate. Under the terms of the 2008 Plan (and related award agreements thereunder) (for awards granted before

February 18, 2014), upon an executive's death or disability, all of the executive's options that were exercisable on the date of death or disability remain exercisable for a period of one year after such date (but no later than the original expiration date of the options), all options that were not exercisable on such date will be forfeited and all unvested shares of restricted stock will vest. During fiscal 2014, the Company adopted amended forms of award agreements for awards under the 2008 Plan, effective for awards granted under the plans on or after such date, under which, upon an executive's death or disability, all of the executive's unvested options will vest and become exercisable on the date of death or disability, all options will remain exercisable for a period of one year after such date (but no later than the original expiration date of the options), and all unvested shares of restricted stock will vest. Award agreements for awards under the 2014 Plan include provisions consistent with those in the amended forms of award agreements under the 2008 Plan with respect to accelerated vesting of equity awards upon an executive's death or disability.

        The 2008 Plan defines "disability" to mean, (i) in the case of an award that is exempt from Code Section 409A, a disability that would entitle the executive to disability payments under any Company disability plan, or in the absence of such plan (or coverage thereunder), a permanent and total disability as defined in Code Section 22(e)(3), and (ii) in the case of an award subject to Code Section 409A, (A) the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) the executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a Company accident and health plan. The 2014 Plan defines "disability" to mean, (i) in the case of an award (other than an incentive stock option) that is exempt from Code Section 409A, a disability that would entitle the executive to disability payments under any Company disability plan or insurance policy, or in the absence of such plan or policy (or eligibility thereunder), that the executive, because of a physical or mental condition resulting from bodily injury, disease or mental disorder, is unable to perform his or her duties of employment for a period of six continuous months, as determined in good faith by the committee administering the plan, based upon medical reports or other evidence satisfactory to such committee, (ii) in the case of an incentive stock option, a total and permanent disability as defined under the rules governing such awards under the Code, and (iii) in the case of an award subject to Code Section 409A, a disability as defined under Code Section 409A and the regulations or other guidance issued thereunder (in lieu of the definition of disability for awards exempt from Code Section 409A to the extent necessary to comply with Code Section 409A).

  Annual Cash Incentive Plan

        Under the terms of the Annual Cash Incentive Plan, if a participating executive's employment is terminated due to death or disability during a performance period, the committee administering the Annual Cash Incentive Plan may, in its discretion, pay the executive a pro rata portion of incentive cash bonus that would have been earned by the executive, if the executive had remained employed, based on the number of days worked during the performance period. The Annual Cash Incentive Plan defines "disability" to mean any disability that would entitle the executive to disability payments under the Company's disability plan or insurance policy; or, if no such plan or policy is then in existence or if the executive is not entitled to participate in such plan or policy, a physical or mental condition resulting from bodily injury, disease or mental disorder that prevents the executive from performing his or her duties for a period of six continuous months, as determined in good faith by the committee administering the Annual Cash Incentive Plan, based upon medical reports or other evidence satisfactory to the committee. However, if the incentive cash bonus award is subject to Code Section 409A, then the term "disability" will have the meaning given such term under Code Section 409A.

  Executive Severance Plan

        Under the terms of the Severance Plan, no benefits will be payable if the participant's employment is terminated due to death or disability.

  Retention Agreements

        See "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2019 Table—Employment Agreements or Arrangements—Other Employment Agreements—Executive Retention Agreements" above for information regarding payments under the Retention Agreements if an executive's employment is terminated due to death or "total and permanent disability" (as such term is defined in the Retention Agreements).

Payments Made Upon Change of Control

  Long-Term Incentive Plans

        Under the terms of all awards issued under the 2008 Plan, and all awards issued under the 2014 Plan prior to November 16, 2016, immediately prior to a change of control, all stock options and stock awards held by the named executive officer automatically vest and become exercisable.

        Generally, a change of control is deemed to occur under the 2008 Plan and the 2014 Plan if:

          (a)   any "person" or "group" other than an "exempt person" (as defined in such plan), is or becomes the "beneficial owner" (as such terms are defined in the Exchange Act and the rules thereunder), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

          (b)   the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation where the Company is the surviving entity or which do not affect the Company's corporate existence and, in the case of awards under the 2008 Plan and the 2014 Plan, the transaction is actually consummated; or

          (c)   the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets, other than a sale to an exempt person.

        In addition, a change of control is deemed to occur under the 2008 Plan and the 2014 Plan if the individuals who are the incumbent directors (as determined under such plan) cease for any reason to constitute a majority of the members of the Board.

        On November 16, 2016, the 2014 Plan was amended to provide that all future awards will not automatically vest upon a change of control. All future awards will vest if a participant's employment is terminated without "cause" or the participant terminates his or her employment for "good reason" at any time within the two year period following the change of control.

  Severance Plan

        See "Potential Payments Made Upon Termination or Change in Control—Payments Made Upon Termination—Severance Plan" above for information regarding severance payments required under the Severance Plan in the event an Eligible Executive's employment is terminated by the Company without "cause" at any time during the Severance Plan's term or by an Eligible Executive for "good reason", but only if such termination by the Eligible Executive for good reason occurs within 18 months following the closing date of a "change in control" (as each such term is defined in the Severance Plan).

  Retention Agreements

        See "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2019 Table—Employment Agreements or Arrangements—Other Employment Agreements—Executive Retention Agreements" above for information regarding payments under the Retention Agreements if a "change in control" (as defined in the Retention Agreements) occurs prior to the payment of the full amount of the applicable Retention Payment.

Steven R. Becker

        Under the Becker Employment Agreement, in the event Mr. Becker terminates his employment without "good reason," or the Company terminates his employment for "cause," Mr. Becker would only be entitled to the compensation identified above in the first paragraph under "Payments Made Upon Termination."

        In the event Mr. Becker terminates his employment with "good reason," or the Company terminates his employment without "cause," prior to a "change in control" or more than 12 months thereafter (in addition to the items identified above under "Payments Made Upon Termination"), Mr. Becker would be entitled to: (i) 12 months base salary, paid in installments; (ii) his incentive cash bonus earned under the Company's Annual Cash Incentive Plan for the fiscal year prior to the year of termination but not yet paid as of the date of termination; and (iii) an amount equal to one times his annual bonus for such year at the target performance level for the fiscal year in which the termination occurred, if he had remained employed during the entire performance period, payable at the same time as the bonus would otherwise be payable. Mr. Becker would also forfeit any unvested options (including any options included in the initial grant under the agreement), and any vested options would remain exercisable until the earlier of (x) one year following his termination of all service with the Company (both as an employee and member of the Board) (or, if later, one year from the end of the performance period for the performance-based options in the initial grant under the agreement) or (y) expiration of the option's term.

        In the event Mr. Becker terminates his employment with "good reason," or the Company terminates his employment without "cause," on or within 12 months after a "change in control" (in addition to the items identified above under "Payments Made Upon Termination"), Mr. Becker would be entitled to: (i) 18 months base salary, paid in installments; (ii) his incentive cash bonus earned under the Company's Annual Cash Incentive Plan for the fiscal year prior to the year of termination but not yet paid as of the date of termination; and (iii) 1.5 times his target annual bonus payable at the same time as the bonus would otherwise be payable. In addition, all unvested time-based options held by Mr. Becker (including any time-based options included in the initial grant under the agreement) would immediately vest and all unvested performance-based options held by Mr. Becker (including any performance-based options included in the initial grant under the agreement, if still outstanding) would remain eligible to vest based upon achievement of performance goals in accordance with the terms of the applicable award agreement (pro-rated based on actual days of employment (provided that for Mr. Becker's initial grant of performance-based options under the agreement, if termination of employment occurs after December 11, 2018, no proration would occur)). All vested options will have the same post-termination exercise period as described in the immediately preceding paragraph.

        In the event of Mr. Becker's termination upon the Company's non-renewal of the Becker Employment Agreement, such termination would be treated as a termination without "cause" other than in connection with a "change in control" and Mr. Becker would be entitled to the same benefits and payments described above with respect to his termination without "cause."

        In the Becker Employment Agreement, Mr. Becker has agreed to certain restrictive covenants during the employment term and for one year thereafter (or 18 months if Mr. Becker is terminated for any reason on or within 12 months following a "change in control").

        The Becker Employment Agreement defines "cause" to mean: (i) an act of theft, embezzlement, fraud or dishonesty; (ii) any willful misconduct or gross negligence; (iii) any violation of fiduciary duties; (iv) conviction of, or pleading nolo contendere or guilty to, a felony or misdemeanor that may cause damage to the Company or its reputation; (v) an uncured, material violation of the Company's written policies, standards or guidelines; (vi) an uncured, willful failure or refusal to satisfactorily perform duties or responsibilities; and (vii) an uncured, material breach by Mr. Becker of the employment agreement or any other agreement with the Company. The employment agreement defines "good reason" to mean: (w) a material reduction by the Company of Mr. Becker's base salary or target bonus opportunity as a percentage of his base salary, without his consent; (x) an uncured, material breach by the Company of the employment agreement; (y) the Company's relocation of its principal executive offices, or requirement that Mr. Becker have his principal work location change which results in his principal work location being changed to a location in excess of 50 miles from the location of the Company's current principal executive offices, in each case, without Mr. Becker's consent; or (z) the failure by a successor to all or substantially all of the Company's assets to assume the employment agreement either contractually or by operation of law. The employment agreement defines a "change in control" to mean a change in control under the 2014 Plan.

        The following table shows the potential payments upon termination or change of control of the Company for Mr. Becker, as of the fiscal year ended June 30, 2019.

Executive Benefits and Payments	Voluntary Termination Without Good Reason or Involuntary Termination with Cause $	Involuntary Termination With Good Reason or Involuntary Termination Without Cause Without Change in Control $	Voluntary Termination With Good Reason or Involuntary Termination Without Cause With Change in Control $		Disability $		Death $
Short-Term Incentive:
Annual Cash Incentive	—	—	—		—		—
Long-Term Incentive:
Stock Options	—	—	—		—		—
Restricted Stock Awards	—	—	742,609	(1)	742,609	(1)	742,609	(1)
Benefits & Perquisites:
Health & Welfare Benefits	—	—	—		—		—
Life Insurance Proceeds	—	—	—		—		300,000
Cash Severance	—	1,471,000	2,206,500		—		—
Total	—	1,471,000	2,949,109		742,609		1,042,609

(1)
Assumes that performance conditions for awards are met following termination.

Stacie R. Shirley

        The following table shows the potential payments upon termination or change of control of the Company for Ms. Shirley, the Company's Chief Finanacial Officer, as of the fiscal year ended June 30, 2019.

Executive Benefits and Payments	Voluntary Termination $	Involuntary Termination Without Cause $	(1) Change in Control $	Voluntary Termination With Good Reason or Involuntary Termination Without Cause With Change in Control	Death $	Disability $
Short-Term Incentive:
Annual Cash Incentive	—	—	—	—	—	—
Long-Term Incentive:
Stock Options	—	—	—	—	—	—
Restricted Stock Awards	—	—	18,906	110,521	110,521	110,521
Benefits & Perquisites:
Health & Welfare Benefits	—	10,259	—	15,389	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Outplacement Amounts	—	4,000	—	4,000	—	—
Cash Severance
Severance(2)	—	622,500	—	830,000	—	—
Retention(2)	—	560,000	—	560,000	560,000	560,000
Total	—	1,196,759	18,906	1,519,910	970,521	670,521

(1)
For awards issued prior to November 16, 2016, immediately prior to change in control, awards held by the named executive officer will automatically vest and become exercisable.

(2)
Payments triggered by termination of the executive will not be payable unless the executive (or the executive's successors or assigns) has executed and timely delivered to the Company a release of claims in the form as is reasonably satisfactory to the Company and any applicable revocation periods have expired.

Phillip D. Hixon

        The following table shows the potential payments upon termination or change of control of the Company for Phillip Hixon, the Company's Executive Vice President—Store Operation, as of the fiscal year ended June 30, 2019.

Executive Benefits and Payments	Voluntary Termination $	Involuntary Termination Without Cause $	(1) Change in Control $	Voluntary Termination With Good Reason or Involuntary Termination Without Cause With Change in Control $	Death $	Disability $
Short-Term Incentive:
Annual Cash Incentive	—	—	—	—	—	—
Long-Term Incentive:
Stock Options	—	—	—	—	—	—
Restricted Stock Awards	—	—	17,233	108,848	108,848	108,848
Benefits & Perquisites:
Health & Welfare Benefits	—	10,982	—	16,473	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Outplacement Amounts	—	4,000	—	4,000	—	—
Cash Severance
Severance(2)	—	471,000	—	628,000	—	—
Retention(2)	—	350,000	—	350,000	350,000	350,000
Total	—	835,982	17,233	1,107,321	758,848	458,848

(1)
For awards issued prior to November 16, 2016, immediately prior to change in control, awards held by the named executive officer will automatically vest and become exercisable.

(2)
Payments triggered by termination of the executive will not be payable unless the executive has executed and timely delivered to the Company a release of claims in the form as is reasonably satisfactory to the Company and any applicable revocation periods have expired.

Trent E. Taylor

        The following table shows the potential payments upon termination or change of control of the Company for Mr. Taylor, the Company's CIO and Executive Vice President, Supply Chain and Inventory Management, as of the fiscal year ended June 30, 2019.

Executive Benefits and Payments	Voluntary Termination $	Involuntary Termination Without Cause $	(1) Change in Control $	Voluntary Termination With Good Reason or Involuntary Termination Without Cause With Change in Control $	Death $	Disability $
Short-Term Incentive:
Annual Cash Incentive	—	—	—	—	—	—
Long-Term Incentive:
Stock Options	—	—	—	—	—	—
Restricted Stock Awards	—	—	5,831	113,579	113,579	113,579
Benefits & Perquisites:
Health & Welfare Benefits	—	16,412	—	24,617	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Outplacement Amounts	—	4,000	—	4,000	—	—
Cash Severance
Severance(2)	—	540,000	—	720,000	—	—
Retention(2)	—	350,000	—	350,000	350,000	350,000
Total	—	910,412	5,831	1,212,196	763,579	463,579

(1)
For awards issued prior to November 16, 2016, immediately prior to change in control, awards held by the named executive officer will automatically vest and become exercisable.

(2)
Payments triggered by termination of the executive will not be payable unless the executive has executed and timely delivered to the Company a release of claims in the form as is reasonably satisfactory to the Company and any applicable revocation periods have expired.

Bridgett C. Zeterberg

        The following table shows the potential payments upon termination or change of control of the Company for Ms. Zeterberg, the Company's Executive Vice President, Human Resources, General Counsel and Corporate Secretary, as of the fiscal year ended June 30, 2019.

Executive Benefits and Payments	Voluntary Termination $	Involuntary Termination Without Cause $	(1) Change in Control $	Voluntary Termination With Good Reason or Involuntary Termination Without Cause With Change in Control $	Death $	Disability $
Short-Term Incentive:
Annual Cash Incentive	—	—	—	—	—	—
Long-Term Incentive:
Stock Options	—	—	—	—	—	—
Restricted Stock Awards	—	—	4,274	42,635	42,635	42,635
Benefits & Perquisites:
Health & Welfare Benefits	—	10,259	—	15,389	—	—
Life Insurance Proceeds	—	—	—	—	300,000	—
Outplacement Services	—	4,000	—	4,000	—	—
Cash Severance
Severance(2)	—	525,000	—	700,000	—	—
Retention(2)	—	350,000	—	350,000	350,000	350,000
Total	—	889,259	4,274	1,112,024	692,635	392,635

(1)
For awards issued prior to November 16, 2016, immediately prior to change in control, awards held by the named executive officer will automatically vest and become exercisable.

(2)
Payments triggered by termination of the executive will not be payable unless the executive has executed and timely delivered to the Company a release of claims in the form as is reasonably satisfactory to the Company and any applicable revocation periods have expired.

Chief Executive Officer Pay Ratio

        In August 2015, the SEC adopted a rule mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act that requires a public company to calculate and disclose the total compensation paid to our median employee, and to disclose the ratio of the total compensation of our Chief Executive Officer to that of the median employee. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions. Therefore, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies, including those within our peer group or industry.

        We identified 8,212 full-time, part-time and temporary associates as of the end of the prior fiscal year to include in the pool. We used total cash compensation (including stock, if awarded) as the consistently applied compensation measure (CACM). Associates who were not employed for the entire year such as new hires and those on a leave of absence were annualized. Part-time associates were not adjusted to full-time equivalents.

        The SEC rules allow a company to re-use a median employee for three years. Due to Tuesday Morning's turnover rate, a pool of ten median employees making the same amount of money was identified in the prior fiscal year. Since the previously reported median employee from the prior fiscal year is not currently employed, Tuesday Morning is now using one of the members of this pool as our new median employee. The new median employee is a part-time, senior store associate, which is the same as the prior median employee.

        The total compensation for the new median employee was $10,416. The Chief Executive Officer's total compensation was calculated in the FY19 Summary Compensation Table and is $3,260,316. The ratio is 313 to 1.

 DIRECTOR COMPENSATION

        The table below summarizes the compensation paid to each non-employee director of the Company for the fiscal year ended June 30, 2019.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change Pension Value and Non- qualified Deferred Earnings ($)	All Other Compensation ($)	Total ($)
Terry Burman	135,000	60,019	—	—	—	—	195,019
James T. Corcoran	75,000	32,317	—	—	—	—	107,317
Barry S. Gluck	72,500	32,317	—	—	—	—	104,817
Frank M. Hamlin	77,500	32,317	—	—	—	—	109,817
Reuben E. Slone(4)	—	32,317	—	—	—	—	32,317
Sherry M. Smith	82,500	32,317	—	—	—	—	114,817
Richard S Willis	95,000	32,317	—	—	—	—	127,317
Bill Montalto(5)	39,783	—	—	—	—	—	39,783

(1)
This column includes annual cash retainers for board and committee service, committee chair service and, in the case of Mr. Burman, independent Chairman service.

(2)
This column represents the grant date fair value of the respective equity awards computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Refer to note (1)(l) and note (6) to the Company's consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for additional information on the valuation assumptions used in the calculation of grant date fair value for stock awards included in the table. The value of the stock awards is calculated using the closing price of the Common Stock on the date the awards were made to each director. The closing stock price represents the grant date fair value of the stock awards under the 2014 Plan (as amended).

(3)
On November 29, 2018, the Company granted each director 13,084 shares of restricted stock under the 2014 Plan having a grant date fair value of $32,317 all of which are scheduled to vest on November 29, 2019. In addition, on November 29, 2018, the Company granted Mr. Burman 11,215 shares of restricted stock under the 2014 Plan having a grant date fair value of $27,701, all of which are scheduled to vest on November 29, 2019. This represented a special restricted stock grant in connection with his service as independent Chairman of the Board.

(4)
Mr. Slone was elected to serve as a director of the Company effective as of June 1, 2019.

(5)
Mr. Montalto retired from the Board of Directors in November 2018.

        The non-employee directors had the following outstanding equity awards at the end of the 2019 fiscal year.

Name	Outstanding Options Exercisable (#)	Outstanding Options Unexercisable (#)	Compensation Unvested Stock Award (#)
Terry Burman	20,000	—	24,229
James T. Corcoran	—	—	13,084
Barry S. Gluck	—	—	13,084
Frank M. Hamlin	—	—	13,084
Reuben E. Slone	—	—	13,084
Sherry M. Smith	—	—	13,084
Richard S Willis	20,000	—	13,084

        In November 2017, the Company adopted the following compensation program for non-employee directors (the "Director Compensation Plan"):

Name	Board Fees ($)		Audit Committee Fees ($)	Compensation Committee Fees ($)	Nominating and Governance Committee Fees ($)
Annual Retainer	60,000		10,000	7,500	5,000
Annual Chairman Fee	60,000		20,000	15,000	10,000
Annual Restricted stock grant—value	70,000	*	—	—	—

*
As discussed below, the grant date fair value of the awards granted in fiscal year 2018 and fiscal year 2019 were $35,981 and $32,317, respectively.

        Under the Director Compensation Plan, non-employee directors receive reimbursement for their out-of-pocket expenses incurred in attending Board and committee meetings and the standard 20% discount on merchandise purchases that is provided to all of our employees.

        As an employee of the Company, Mr. Becker does not receive any additional compensation in connection with his service as a member of the Board of Directors of the Company.

        Beginning in fiscal year 2018, the Compensation Committee chose to move from value-based dollar grants for LTI equity of $70,000 to flat share amounts equal to the same number of shares awarded in fiscal year 2017. As a result, the grant date fair values of the fiscal 2018 and fiscal 2019 awards granted to each director were significantly less than the grant date fair values of the fiscal 2017 awards. The Compensation Committee took this approach because it believed the current market value of the stock was not reflective of the value of the Company and that the awards will provide the potential for substantial future value based on the Company's performance. These awards of restricted stock vest one year from grant date. If the director begins service on or prior to July 31 during the first year of service, the director will receive a full year grant of LTI equity. If the director begins service after July 31 during the first year of service, the director will receive one-half of the flat share amount of a restricted stock award. The Company expects to return to making grants at the standard annual grant value of $70,000 in the near future.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee, which is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the applicable NASDAQ rules and SEC requirements relating to the independence of audit committee members, oversees Tuesday Morning Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, which included a discussion of the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

        The Audit Committee is responsible for appointment, compensation and oversight of the Company's independent registered public accounting firm, Ernst & Young. The Audit Committee reviewed with Ernst & Young, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Tuesday Morning Corporation's accounting principles. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 (codified as Auditing Standard No. 1301), "Communications with Audit Committees", issued by the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence from management and the Company, and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the independent registered public accounting firm's independence.

        The Audit Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        The Audit Committee meets with the Company's Chief Financial Officer to discuss the overall scope and results of projects, including evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for filing with the Securities and Exchange Commission. The Audit Committee also selected Ernst & Young as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2020.

As Members of the Audit Committee,
Richard S Willis, Chair Frank M. Hamlin James T. Corcoran Reuben E. Slone

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy and Procedures with Respect to Related Party Transactions

        The Company has adopted a written policy governing the review, approval or ratification of "Related Party Transactions," as described below (the "Policy").

  Related Party Transactions

        For the purposes of the Policy, a "Related Party Transaction" is a transaction or any material amendment to a transaction, including, but not limited to, any financial transaction, agreement, arrangement or relationship (including any indebtedness of guarantee of indebtedness), or any series of similar transactions, agreements, arrangements or relationships, in which the Company was, is or will be a participant, and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect material interest (subject to certain exceptions).

        For purposes of the Policy, a "Related Party" is: (i) any person who is, or at any time since the beginning of the Company's last fiscal year was, an executive officer, a director, or a nominee for director of the Company; (ii) any person who, at the time of the occurrence or existence of the Related Party Transaction, is the beneficial owner of more than 5% of any class of the Company's voting securities; or (iii) any "immediate family member" (as defined in the Policy) of any of the foregoing persons and any person (other than a tenant or employee) sharing the household of any of the foregoing persons.

  Approval Procedures

        The Policy requires that when the Company or a Related Party proposes to engage in a transaction that is potentially a Related Party Transaction, the following steps will be taken:

  •
  The Related Party will submit the matter for review by the Company's General Counsel prior to entering into the transaction.

  •
  The General Counsel will then assess whether the proposed transaction is a Related Party Transaction for purposes of the Policy. If the General Counsel determines that the proposed transaction is a Related Party Transaction, the proposed Related Party Transaction will be submitted to the Audit Committee for consideration or, in those instances in which that is not practicable or desirable, to the Chair of the Audit Committee (who will possess delegated authority to act on behalf of the Committee). The Audit Committee, or when submitted to the Chair, the Chair, will consider the relevant facts and circumstances of the Related Party Transaction. No member of the Audit Committee will participate in any review, consideration or approval of any Related Party Transaction in which he or she or any immediate family member, directly or indirectly, is involved.

  •
  The Audit Committee (or the Chair) will approve or ratify only those Related Party Transactions that the Audit Committee (or the Chair) believes are fair to the Company and that are determined to be in, or are not inconsistent with, the best interests of the Company and its stockholders. The Audit Committee or Chair, as applicable, shall convey the decision to the General Counsel, who shall convey the decision to the Related Party and appropriate persons within the Company.

  •
  In the event it is not practicable to present any Related Party Transaction to the Audit Committee or the Chair prior to entering into such Related Party Transaction, it may be presented to the General Counsel for approval or be preliminarily entered into subject to ratification by the Audit Committee; provided, however, that if the Audit Committee or the

    Chair does not ratify the Related Party Transaction, the Company will take all reasonable efforts or actions to cancel or terminate it.

  Ratification Procedures

        In the event any Related Party Transaction is not reported to the Audit Committee or the Chair or approved pursuant to the above described process prior to the Company entering into such Related Party Transaction, the following steps will be taken:

  •
  The Related Party Transaction will be submitted to the Audit Committee or Chair, and the Audit Committee or Chair will consider all of the relevant facts and circumstances available to the Audit Committee or the Chair. No member of the Audit Committee will participate in any review, consideration or approval of any Related Party Transaction in which he or she or any immediate family member directly or indirectly is involved.

  •
  Based on the conclusions reached with respect to the standards set forth above concerning approval of Related Party Transactions, the Audit Committee or the Chair will evaluate all options, including but not limited to ratification, amendment or termination of the Related Party Transaction.

  Disclosure

        Under the Policy, all Related Party Transactions that are required to be disclosed in the Company's filings with the SEC, as required by the Securities Act of 1933, as amended, and the Exchange Act and related rules and regulations, will be so disclosed in accordance with such laws, rules and regulations. Furthermore, all Related Party Transactions will be disclosed to the Board of Directors following approval or ratification, as the case may be, of a Related Party Transaction.

Report of the Company's Related Party Transactions

        The Company did not participate in any Related Party Transactions during the fiscal year ended June 30, 2019.

DELINQUENT SECTION 16(A) REPORTS

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our Common Stock to report their initial ownership of our Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates have been established by the SEC for the filing of these reports, and we are required to disclose in this Proxy Statement any failure to file by these dates. The SEC's rules require such persons to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on our review of these reports and on written representations from the reporting persons that no report was required, we believe that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred during the fiscal year ended June 30, 2019.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of September 30, 2019 by (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the Common Stock outstanding on September 30, 2019 (based upon SEC filings), (2) each of our directors, (3) each of our NEOs and (4) all of our directors and executive officers as a group. The Company has determined beneficial ownership in accordance with the rules and regulations of the SEC. Unless otherwise indicated, to the Company's knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder. On September 30, 2019, there were 47,641,255 shares of Common Stock outstanding.

	Shares Beneficially Owned
Name	Number	Percent
T. Rowe Price Associates, Inc.(1)	7,403,375	15.5%
100 E. Pratt Street Baltimore, MD 21202
PAR Investment Partners, L.P.(2)	3,614,118	7.6%
200 Clarendon Street, 48th Floor Boston, MA 02116
Dimensional Fund Advisors LP(3)	2,990,304	6.3%
Building One, 6300 Bee Cave Road Austin, TX 78746
Grace & White, Inc.(4)	2,361,350	5.0%
515 Madison Avenue, Suite 1700 New York, New York 78746
Steven R. Becker(5)	2,659,418	5.5%
Terry Burman(6)	368,732	*
James T. Corcoran(7)	394,968	*
Barry S. Gluck(8)	63,668	*
Frank M. Hamlin(9)	67,763	*
Reuben E. Slone(10)	13,084	*
Sherry M. Smith(11)	59,913	*
Richard S Willis(12)	90,136	*
Stacie R. Shirley(13)	318,929	*
Phillip D. Hixon(14)	381,998	*
Trent E. Taylor(15)	220,094	*
Bridgett C. Zeterberg(16)	129,806	*
All directors and executive officers as a group (12 persons)(17)	4,868,009	10.0%

*
Denotes ownership of less than 1.0%.

(1)
Based on information set forth in the Schedule 13G/A filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. ("TRP Associates") and T. Rowe Price Small-Cap Stock Fund, Inc. ("TRP Fund"), TRP Associates has the sole power to vote 1,267,535 shares of the 7,403,375 shares of Common Stock and the sole power to dispose of all of the 7,403,375 shares of Common Stock, and TRP Fund has the sole power to vote 3,969,100 shares of Common Stock and no dispositive power.

(2)
Based on information set forth in the Schedule 13G/A filed with the SEC on February 14, 2019 by PAR Investment Partners, L.P. ("PAR"), PAR Group, L.P. ("PAR Group") and PAR Capital Management, Inc. ("PAR Capital Management") (collectively, the "PAR Reporting Persons"), each of the PAR Reporting Persons has the sole power to vote all of the 3,614,118 shares of Common Stock and the sole power to dispose of all of the 3,614,118 shares of Common Stock. PAR Group is the sole general partner of PAR and PAR Capital Management is the sole general partner of PAR Group and therefore PAR Group and PAR Capital Management may be deemed to be the beneficial owner of all shares held directly by PAR.

(3)
Based on information set forth in the Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP ("Dimensional"), Dimensional is an investment advisor to four registered investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, such investment companies, funds, trusts, and accounts, the "Dimensional Funds"). Dimensional has sole power to vote 2,867,731 shares of Common Stock held by the Dimensional Funds, and it has sole power to dispose of 2,990,304 shares of Common Stock.

(4)
Based on information set forth in the Schedule 13G filed with the SEC on July 2, 2019 by Grace & White, Inc., Grace & White, Inc. has sole voting power with respect to 278,793 shares of Common Stock and sole dispositive power with respect to 2,361,350 shares of Common Stock.

(5)
Represents 1,083,044 shares of Common Stock held directly, 604,208 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of September 30, 2019, 277,439 unvested shares of time-vesting restricted stock and 694,727 unvested shares of performance-based restricted stock. Shares of Common Stock held directly include shares held by Western Family Value I, L.P. ("WFV I"). Western Family Value, LLC ("WFV") is the general partner of WFV I and may be deemed to beneficially own securities owned by WFV I. Mr. Becker is the sole member of WFV and may be deemed to beneficially own securities owned by WFV. Mr. Becker disclaims beneficial ownership of the securities owned by WFV I and WFV, except to the extent of the pecuniary interest of Mr. Becker in such securities.

(6)
Represents 324,433 shares of Common Stock held directly, 20,000 shares that may be acquired upon the exercise of options that are currently exercisable and 24,299 unvested shares of restricted stock.

(7)
Represents 78,084 shares of Common Stock held directly and 13,084 unvested shares of restricted stock. Also represents 303,800 shares of Common Stock held by PMCP I, LP. James T. Corcoran is the sole member of PMCP GP, LLC, which is the General Partner of PMCP I, LP, and therefore may be deemed to be the beneficial owner of all shares held directly by PMCP I, LP. Mr. Corcoran expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(8)
Represents 50,584 shares of Common Stock held directly and 13,084 unvested shares of restricted stock.

(9)
Represents 54,679 shares of Common Stock held directly and 13,084 unvested shares of restricted stock.

(10)
Represents 13,084 unvested shares of restricted stock.

(11)
Represents 46,829 shares of Common Stock held directly and 13,084 unvested shares of restricted stock.

(12)
Represents 57,052 shares of Common Stock held directly, 20,000 shares that may be acquired upon the exercise of options that are currently exercisable and 13,084 unvested shares of restricted stock.

(13)
Represents 72,752 shares of Common Stock held directly, 104,596 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within

  60 days of September 30, 2019, 87,929 unvested shares of time-vesting restricted stock and 53,652 unvested shares of performance-based restricted stock.

(14)
Represents 30,348 shares of Common Stock held directly, 215,075 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of September 30, 2019, 82,923 unvested shares of time-vesting restricted stock and 53,652 unvested shares of performance-based restricted stock.

(15)
Represents 19,180 shares of Common Stock held directly, 48,852 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of September 30, 2019, 89,096 unvested shares of time-vesting restricted stock and 62,966 unvested shares of performance-based restricted stock.

(16)
Represents 11,647 shares of Common Stock held directly, 29,678 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of September 30, 2019, 69,853 unvested shares of time-vesting restricted stock and 18,628 unvested shares of performance-based restricted stock.

(17)
Represents 1,863,132 shares of Common Stock held directly, 358,800 shares of Common Stock held indirectly, 1,042,409 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of September 30, 2019, 720,043 unvested shares of time-vesting restricted stock and 883,625 unvested shares of performance-based restricted stock.

 STOCKHOLDERS' PROPOSALS

        Pursuant to Rule 14a-8, to be included in the Board of Directors' solicitation of proxies relating to the 2020 annual meeting of the Company's stockholders, a stockholder proposal must be received at our principal executive offices, no later than June 9, 2020.

        With respect to stockholder proposals to be presented at the 2020 annual meeting which are not intended to be included in our proxy statement relating to that meeting, pursuant to the Company's Amended and Restated Bylaws (the "Bylaws"), a stockholder's written notice of such proposal, in the form specified in the Bylaws, must be delivered to or mailed and received at our principal executive offices no earlier than July 23, 2020 and no later than August 22, 2020. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the Company's management will have discretionary authority to vote on any matter of which the Company does not receive notice of by August 22, 2020, with respect to proxies submitted for the 2019 annual meeting of the Company's stockholders.

        Pursuant to the Bylaws, in order to nominate persons for election to the Board of Directors at the 2020 annual meeting of the Company's stockholders, a stockholder must deliver notice of the intention to submit nominations at the meeting, in the form specified in the Bylaws, to the Secretary of the Company no earlier than July 23, 2020 and no later than August 22, 2020.

        We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young served as our independent registered public accounting firm for the fiscal year ended June 30, 2019, and the Audit Committee has selected Ernst & Young as the independent registered public accounting firm for the fiscal year ending June 30, 2020. The Board is soliciting the ratification of this selection by the Company's stockholders at the Annual Meeting.

        Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Audit Fees

        The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company's annual financial statements, including the audit of the Company's internal control over financial reporting and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for fiscal 2019 and fiscal 2018 were $983,000 and $950,500, respectively.

Audit-Related Fees

        The aggregate fees billed by Ernst & Young for audit-related services rendered for the fiscal years ended June 30, 2019 and June 30, 2018, were $2,165 and $2,160, respectively. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." The services for both fiscal 2019 and fiscal 2018 were comprised solely of the Company's subscription to on-line research.

Tax Fees

        The aggregate fees billed by Ernst & Young for tax-related services rendered for fiscal years ended June 30, 2019 and June 30, 2018, were $0 and $2,500, respectively. Tax fees consist of fees billed for tax services that are unrelated to the audit of our consolidated financial statements and include assistance regarding federal, state and local tax compliance, approved tax planning and other tax advice.

All Other Fees

        Excluding the audit fees, audit-related fees and tax fees mentioned above, there were no other fees billed by Ernst & Young during the fiscal years ended June 30, 2019 and June 30, 2018, respectively.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy that requires advance approval of all audit fees, audit-related fees, tax services and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year (and except for items exempt from pre-approval under applicable laws and rules), the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting. All audit and non-audit services for the fiscal year ended June 30, 2019 were pre-approved by the Audit Committee.

HOUSEHOLDING OF PROXIES

        For stockholders who have requested a printed copy of our proxy materials, the SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company, and some brokers, household annual reports, proxy materials, or Notice of Internet Availability of Proxy Materials, as applicable, will deliver a single annual report and proxy statement to multiple stockholders who have requested printed copies and share an address, unless contrary instructions have been received from one or more of the affected stockholders.

        Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our Annual Report and Proxy Statement, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares.

        You may request to receive at any time a separate copy of our Annual Report or Proxy Statement by sending a written request to the Company's Secretary at 6250 LBJ Freeway, Dallas, Texas 75240 or by telephoning (972) 387-3562. A separate copy of the requested materials will be sent promptly following receipt of your request.

 OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. If any other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

By Order of the Board of Directors,

Bridgett C. Zeterberg Secretary

Dallas, Texas,
October 7, 2019

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 11/19/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TUESDAY MORNING CORPORATION 6250 LBJ FREEWAY DALLAS, TX 75240 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 11/19/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Steven R. Becker 06 Reuben E. Slone 02 Terry Burman 07 Sherry M. Smith 03 James T. Corcoran 08 Richard S Willis 04 Barry S. Gluck 05 Frank M. Hamlin The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Approval, on an advisory basis, of the Company's executive compensation. For 0 For 0 Against 0 Against 0 Abstain 0 Abstain 0 3. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2020. NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000428262_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TUESDAY MORNING CORPORATION Annual Meeting of Stockholders November 20, 2019 8:30 AM (Central time) The undersigned hereby appoints Stacie Shirley and Bridgett Zeterberg, and each of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent and vote, as designated on the other side, all the shares of stock of Tuesday Morning Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Tuesday Morning Corporation to be held on November 20, 2019 or any adjournment or postponement thereof, on all matters coming before said meeting. The availability of the proxy statement dated October 7, 2019 is acknowledged. You are encouraged to specify your vote by marking the appropriate boxes ON THE REVERSE SIDE, and this proxy will be voted as specified. If no choice is specified, this proxy will be voted in accordance with the Board of Directors' recommendations, which are FOR all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. If any other matters properly come before the meeting, or any adjournment or postponement thereof, the proxy holder(s) named in this proxy will vote the shares in their discretion. The proxy holder(s) cannot vote your shares unless you sign and return this card, grant your proxy through the Internet or grant your proxy by telephone in accordance with the instructions on the reverse side. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000428262_2 R1.0.1.18

QuickLinks

YOUR VOTE IS IMPORTANT
PROXY STATEMENT SUMMARY
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING PROCEDURES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
MEETINGS AND COMMITTEES OF THE BOARD
Executive Compensation Compensation Discussion and Analysis
EXECUTIVE OFFICERS
What We Do & What We Don't Do
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019
NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019 TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR-END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2019
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Chief Executive Officer Pay Ratio
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DELINQUENT SECTION 16(A) REPORTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDERS' PROPOSALS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HOUSEHOLDING OF PROXIES
OTHER MATTERS